[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (the “Agreement”) is entered into as of December 16, 2021 (the “Effective Date”) by and between Genfit SA, a corporation organized and existing under the laws of France and having a place of business at Parc Eurasanté, 885 avenue Eugène Avinée, 59120 Loos, France (“Genfit”), and Ipsen Pharma SAS., a company organized and existing under the laws of France and having a place of business at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Ipsen”). Genfit and Ipsen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” All references to “Genfit” and “Ipsen” shall include their respective Affiliates.
RECITALS
Whereas, Genfit is currently conducting research and development of elafibranor, a proprietary dual PPARα/δ agonist;
Whereas, Ipsen is a fully-integrated pharmaceutical company with experience in developing and commercializing pharmaceutical products;
Whereas, Ipsen desires to obtain from Genfit an exclusive license to Develop, Manufacture and Commercialize the Licensed Products in the Ipsen Territory (with each capitalized term as respectively defined below), and Genfit is willing to grant such license to Ipsen, all under the terms and conditions hereof.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
Article 1
DEFINITIONS
1.1“Accelerated Approval” means approval for Marketing Authorization of the Licensed Product in the United States of America on the basis of an application made to the FDA pursuant to the Code of Federal Regulations, Title 21, Part 314 (subpart H - accelerated approval of new drugs for serious or life threatening illnesses) or its equivalent in any jurisdiction.
1.2“Accounting Standards” means the International Financial Reporting Standards (“IFRS”), that are promulgated / published by the IASB and applicable as of the relevant time. Each accounting term used herein that is not specifically defined herein should be determined in accordance with IFRS accounting principles, as consistently applicable at the time where these amounts are calculated.
1.3“Acquirer” means, collectively, a Third Party that controls (as such term is defined in Section 1.4) a Party in connection with a Change of Control of such Party and such Third Party’s Affiliates, other than the applicable Party and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.
1.4“Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.  For clarity, once a Person ceases to be an

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.5“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, to the extent applicable, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the French Law of December 9, 2017 on Transparency, the Fight Against Corruption and the Modernization of the Economy (Loi Sapin II), and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.6“API” means active pharmaceutical ingredient, which is elafibranor, in the form that is used in the manufacture of a finished Licensed Product for pharmaceutical use.
1.7“Blocking Third Party API Rights” means a Patent Controlled by a Third Party that Covers per se the API that is being Developed by Genfit as of the Effective Date. For the avoidance of doubt, Blocking Third Party API Rights do not include patent claims that Cover methods of manufacturing the API or methods of using the API.
1.8“Blocking Third Party Rights” means, with respect to a Licensed Compound or Licensed Product in any country in the Ipsen Territory, any Patents Controlled by a Third Party that are necessary to Exploit such Licensed Compound or Licensed Product in such country.
1.9“Business Day” means a day other than Saturday, Sunday or any day that banks in Paris, France are required or permitted to be closed.
1.10“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.
1.11“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party or (d) if a Person has the power, directly or indirectly, to direct or cause the direction of the management of a Party, regardless of whether such Person holds beneficial ownership of more than 50% of the voting stock.
1.12“Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial or a Phase 4 Clinical Trial.
1.13“CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, EMA and other applicable Regulatory Authorities.
1.14“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing,

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Product. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.15“Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations by the use [***] to accomplish a similar objective under similar circumstances [***], it being understood and agreed that with respect to the Development and Commercialization of the Licensed Product such efforts shall be [***] for a similarly situated branded pharmaceutical product at a similar stage of commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the competitiveness of alternative products in the marketplace (including generic products), the profitability of the product in light of pricing and reimbursement issues. [***]
1.16“Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.
1.17“Competing Product” means any product or compound, other than a Licensed Compound or Licensed Product, which is [***].
1.18“Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the confidentiality agreement between the Parties dated [***], as amended (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Genfit Licensed Know-How shall be deemed Confidential Information of Genfit.
1.19“Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Genfit after the Effective Date from a Third Party, Genfit shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Ipsen agrees in advance of any grant of rights thereto to pay such royalties or other consideration. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any material, Information, Patent or other intellectual property right that are owned or in-licensed by an Acquirer except (i) with respect to any such material, Information, Patent or other intellectual property right arising from active participation by employees or consultants of the Acquirer in the Development, Manufacture, or Commercialization of Licensed Products in the Field after such Change of Control, or (ii) to the extent that any such material, Information, Patent or other intellectual property right are included in or used in furtherance of the Development, Manufacture, or Commercialization of Licensed Products in the Field by the Acquirer after such Change of Control.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

1.20“Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of such Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.
1.21“CTA” means an investigational new drug application filed with the FDA or an equivalent application filed with the applicable Regulatory Authority such as the Clinical Trial Application which application is required to commence human clinical trials in the applicable country and which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.
1.22“Data” means all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated pursuant to activities conducted under this Agreement by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Ipsen) or licensees, including Genfit Partners (in the case of Genfit), as well as investigator-initiated trials data. For clarity, Data does not include any patentable Inventions.
1.23“Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product. “Develop” and “Developing” shall have the correlative meanings.
1.24“Development Costs” mean the costs incurred by either Party for its account which costs are incurred directly in connection with its activities under the Development Plan. The Development Costs shall include: (a) all Out-of-Pocket Expenses, (b) [***] for clinical supply of Licensed Product for Development activities, which shall be [***], and (c) all [***] Internal Costs incurred by either Party, its Affiliates or Sublicensee.
1.25[***]
1.26[***]
1.27“Divest” means, for purposes of Section 15.5, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” shall have the correlative meaning.
1.28“ELATIVE Part A Study” means the Phase 3 Clinical Trial of the double blind period “Part A” of the ELATIVE Study divided in the common double blind (week 0-52) and variable double blind (week 52 up to week 104) sections of the ELATIVE Study [Protocol GFT505B-319-1] as set forth in Exhibit D.
1.29“ELATIVE Part B Study” means the long-term extension open-label safety study portion “Part B” week 104 to week 316 of the ELATIVE Study.
1.30“ELATIVE Study” means the Phase 3 Clinical Trial of elafibranor in patients with PBC, with Part A that is the double blind period divided in the common double blind

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(week 0-52) and variable double blind (week 52 up to week 104) sections and a Part B that is the long term open-label extension of such ELATIVE Study (week 104 to week 316).
1.31“EMA” means the European Medicines Agency or any successor entity.
1.32“Exploit” means Develop, have Developed, make, have made, use, have used, perform medical affairs, have performed medical affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize or have Commercialized. “Exploitation” and “Exploiting” will be construed accordingly.
1.33“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.34“Field” means all Indications and uses for the prevention, diagnosis, monitoring or treatment of humans.
1.35“First Commercial Sale” means with respect to a Licensed Product and a country, the first sale of such Licensed Product in such country of the Ipsen Territory by or on behalf of Ipsen, its Affiliates or Sublicensees after Regulatory Approvals (including any required Pricing and Reimbursement Approvals) have been obtained in such country, but excluding [***].
1.36“Fiscal Year” means Ipsen’s fiscal year that starts on January 1 and ends on December 31.
1.37“Fully Burdened Manufacturing Cost” means, with respect to a particular drug product supplied by Genfit pursuant to Section 7.1, [***]. To the extent performed by Genfit, costs associated with [***] shall be included within Fully Burdened Manufacturing Costs. Fully Burdened Manufacturing Costs include costs for [***]. With respect to the [***].
1.38“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Ipsen Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.39“Genfit Additional Products” means any Competing Product that Genfit or any of its Affiliates Controls as of the Effective Date or during the Term or Develops, Manufactures or Commercializes during the Term.
1.40“Genfit Product Opportunity” means the rights to Develop, Manufacture, or Commercialize any Genfit Additional Product or Other Product.
1.41“Generic Product” means, with respect to a Licensed Product in a country, any pharmaceutical product that: (a) is marketed for sale in such country by a Third Party other than pursuant to any rights granted by Ipsen or its Affiliates; (b) contains the same API (or one which is substantially the same or bioequivalent, such as a solvate, hydrate, salt, stereoisomer, metabolite, pro-drug or polymorph thereof) as such Licensed Product; and (c) was granted pursuant to an MAA that relies on data held by a Regulatory Authority in relation to a Licensed Product.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

1.42“Genfit Licensed Know-How” means any and all Information (including Data and Regulatory Materials) that (a)(i) is Controlled by Genfit or its Affiliates as of the Effective Date or (ii) becomes Controlled by Genfit or its Affiliates during the Term, and (b)(i) is necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products in the Field in the Ipsen Territory, or (ii) is or was generated, developed, conceived, reduced to practice (constructively or actually) or used by or on behalf of Genfit or its Affiliates in the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Products, including Genfit’s interest in Genfit Inventions and Joint Inventions.
1.43“Genfit Licensed Patents” means any and all Patents that (a)(i) are Controlled by Genfit or its Affiliates as of the Effective Date or (ii) become Controlled by Genfit or its Affiliates during the Term, and (b) Cover the Licensed Compound or any Licensed Products in the Field in the Ipsen Territory. Genfit Licensed Patents include the Patents listed in Exhibit A-1 and Exhibit A-2 and Genfit’s interest in any Joint Patents that may be filed during the Term.
1.44“Genfit Licensed Trademarks” means the Trademarks that (a) are Controlled by Genfit or its Affiliates as of the Effective Date, and (b) were created for use in connection with the Licensed Compound or Licensed Products in the Ipsen Territory. The Genfit Licensed Trademarks are listed in Exhibit B.
1.45“Genfit Product-Specific Licensed Patents” means any Genfit Licensed Patents specifically directed to the composition of matter of, or the method of making or using, the Licensed Compound and/or any Licensed Products. The Parties acknowledge and agree that the Patents Listed in Exhibit A-1 are Genfit Product-Specific Licensed Patents.
1.46“Genfit Technology” means the Genfit Licensed Know-How and Genfit Licensed Patents.
1.47“Genfit Territory” means mainland China, Taiwan, Hong Kong and Macau, which are as of the Effective Date, exclusively licensed to Terns pursuant to the Terns Agreement, unless one of such afore-mentioned country is terminated pursuant to the Terns Agreement and if Ipsen exercises its Opt-in Right as set forth in Section 2.5(b).
1.48“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by EMA or other Regulatory Authority applicable to the Ipsen Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.49“GMP” means the good manufacturing practices required by the FDA and set forth in the FDCA or FDA regulations (including without limitation 21 CFR 210 and 211), policies, guidance or guidelines, or any applicable equivalent within a regulatory jurisdiction, including, without limitation, any applicable current good manufacturing practices requirements and pharmaceutical industry standards for the manufacture and testing of investigational pharmaceutical materials in force from time-to-time in the European Union (including, without limitation, Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice), the relevant national implementations of these rules and any relevant national and European Commission and Committee on Proprietary Medicinal Products guidance and, in particular, Annex 13 of the Guide to Good Manufacturing Practice entitled “Manufacture of investigational medicinal products”, as updated and amended from time-to-time, in each case in effect at any time during the term of this Agreement, for the manufacture, handling and testing of investigational pharmaceutical

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

products; (b) the corresponding requirements of each applicable Regulatory Agency or other governmental authority, and (c) any other guidance, procedures, practices, arrangements, additions or clarifications, as the Parties may agree in writing from time-to-time.
1.50“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.
1.51“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.52“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.53“Indication” means (i) PBC, (ii) PSC, and (iii) any other indications for a class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority.
1.54“Information” means any Data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), protocols, correspondences, CMC Information, stability data and other study data and procedures.
1.55“Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective Sublicensees (in the case of Ipsen) or licensees, including Genfit Partners (in the case of Genfit) (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.56“Internal Costs” means, for any period, the actual total full-time individual’s work employed by Genfit either under employment agreement or under consultancy agreement devoted to the performance of activity under this Agreement during such period.
1.57“Ipsen Licensed Know-How” means all Know-How (excluding Ipsen’s interest in Joint Know-How) that is (a) Controlled by Ipsen or any of its Affiliates as of the Effective Date or during the Term; and (b) necessary for, or actually used by Ipsen in, the Exploitation of the Licensed Compounds or Licensed Products in the Field in the Ipsen Territory.
1.58“Ipsen Licensed Patent Rights” means all Patents (excluding Ipsen’s interest in Joint Patents) that are (a) Controlled by Ipsen or any of its Affiliates as of the Effective Date or during the Term; and (b) necessary (or, with respect to patent applications, would be

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

necessary if such patent applications were to issue as patents) for the Exploitation of the Licensed Compounds or Licensed Products in the Field in the Ipsen Territory (or otherwise Cover Ipsen Licensed Know-How).
1.59“Ipsen Patents” means any Patents that claim Ipsen Inventions.
1.60“Ipsen Territory” means, the world except the Genfit Territory.
1.61“Joint Know-How” means any Invention developed or invented jointly by a Party or its respective Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors or any Persons contractually required to assign or license such Invention to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors or any Persons contractually required to assign or license such Invention to such Party or any Affiliate of such Party, on the other hand, during the Term.
1.62“Joint Patents” means any Patents that cover or claim Joint Know-How.
1.63“Know-How” means any records, materials, know-how, processes, techniques, show-how, design information, information, biomarkers, formulations, technology, practices, trade secrets, inventions, methods, data (including animal data, clinical data, and quality control data) and results in any form whatsoever, whether or not patented or patentable.
1.64“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.
1.65“Licensed Compound” means (a) elafibranor, having the chemical structure set forth on Exhibit C; (b) metabolites of elafibranor; (c) salt forms of the compounds in (a) or (b); and solvates, hydrates, and solid (amorphous and crystalline) forms of the compounds in (a), (b), or (c).
1.66“Licensed Product” means any pharmaceutical product in any form suitable for oral administration to adults or children that contains a Licensed Compound for the treatment of patients in the Field.  For clarity, all license grants under this Agreement are solely with respect to the Licensed Compound and no other active pharmaceutical ingredient included within a Licensed Product.
1.67“Long-term Clinical Outcome Study” means Phase 3 and 4 Clinical Trials aimed at documenting the effect of the Licensed Product on clinical outcomes.
1.68“Major European Market” means any of [***].
1.69“Major Market” means any of [***].
1.70“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.
1.71“Manufacturing Technology” means all Genfit Licensed Know-How owned or controlled by Genfit, or Ipsen or its respective Affiliates (or jointly by the Parties) that

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

relates to the synthesis of the Licensed Compound, the formulation, manufacture, finishing, or packaging of the Licensed Product, including any analytical methods and other quality control and assurance methods, including all processes, procedures, and techniques actually used by or for Genfit or Ipsen in the synthesis of the synthesis of the Licensed Compound, formulation, manufacture, finishing or packaging of the Licensed Product.
1.72“Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.
1.73“Net Sales” means with respect to a Licensed Product, the gross amount invoiced in a country by the applicable Party or its Affiliates or Sublicensees for the sale or other disposition of such Licensed Product in such country to Third Parties (including Third Party Distributors) (“Gross Sales”), less the following deductions (collectively, “Sales Returns and Allowances”):
(a)[***];
(b)[***];
(c)[***];
(d)[***]; and
(e)[***].
[***].
1.74“Out-of-Pocket Expenses” mean expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards) by a Party (or its Affiliate) in the performance of activities under this Agreement, and excluding [***] and any other items covered under the Internal Costs.
1.75“Patents” means all rights, title, and interests in and to (a) all national, regional, and international patents and patent applications filed in any country of the world including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
1.76“PBC” means primary biliary cholangitis (previously called primary biliary cirrhosis).
1.77“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

1.78“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety and/or pharmacokinetic profile of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.
1.79“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.
1.80“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.
1.81“Phase 4 Clinical Trial” means a human clinical trial of a Licensed Compound that is (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Compound or (b) conducted after the first Regulatory Approval of such product in the same disease state for which the Licensed Compound received Regulatory Approval.
1.82“PPAR” means peroxisome proliferator-activated receptor.
1.83“Pricing and Reimbursement Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical product or that will be reimbursed by Governmental Authorities for a pharmaceutical product, in each case, in a country in the Territory where Governmental Authorities approve or determine pricing for pharmaceutical products for reimbursement.
1.84“Proper Conduct Practices” means, Ipsen, its Affiliates and Sublicensees, and each of their Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c)

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the applicable Laws of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
1.85“PSC” means primary sclerosing cholangitis.
1.86“Region” means each of the following countries or regions: [***].
1.87“Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, marketing, importation, exportation, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.
1.88“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.89“Regulatory Materials” means regulatory applications (including MAA), orphan drug designation applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.
1.90“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.91“Sublicensee” means a Third Party that has received a license or other right under the Genfit Technology in accordance with Section 2.1(c), but shall not include (i) any Third Party wholesaler or distributor engaged for the sale of Licensed Product (even if such wholesaler or distributor is granted a right or license to sell Licensed Product) provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Licensee or its Affiliate based on such wholesaler’s or distributor’s sale of Licensed Product; or (ii) any Third Party contract research organization or contract manufacturing organization providing services to Licensee or its Affiliate (even if such contract research organization or manufacturer is granted a right or license to make Licensed Compound or Licensed Product). For clarity, the gross invoiced price for sale of Licensed Product to any wholesaler, distributor, contract research organization or manufacturer described above shall be included in Net Sales.
1.92“Sponsor” shall mean the Party that takes on the ultimate responsibility for the initiation and management of, and financing or arranging the financing for the appropriate study.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

1.93“Terns” means Terns Pharmaceuticals, Inc., a company organized and existing under the laws of the Cayman Islands and having a place of business at P.O. Box 613, Harbor Center, George Town, Grand Cayman KY1-1107, Cayman Islands to which a license is granted by Genfit in or part of the Genfit Territory under the Terns Agreement.
1.94“Terns Agreement” means that certain collaboration and license agreement dated 24 June 2019, as amended from time to time, pursuant to which Genfit has granted an exclusive license to Terns to develop, manufacture and commercialize the Licensed Products in the Genfit Territory.
1.95“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.96“Trademark” means all registered or unregistered trademarks, service marks, trade names, trade dress, and logos, including all applications and registrations of, and all common law rights to, and all goodwill thereto, and all rights of enforcement and remedies for infringement or misappropriation related thereto.
1.97“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been prosecuted in good faith pending for no more than [***] years since its priority date (at which time such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim (from and after which time the same would be deemed a Valid Claim) and has not been abandoned or finally disallowed without the possibility of appeal.
1.98Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Accused Party	9.5
Additional Excess Costs	4.3(a)(iii)
Agreement	Preamble
Alliance Manager	3.1
Allowable Excess Costs	4.3(a)(iii)
AMF	12.3(c)
API Manufacturing Technology Transfer Agreement	7.2(b)(ii)
Auditor	8.9
Claims	11.1
Clinical Drug Product Manufacturing Technology Transfer Agreement	7.1(b)
Clinical Supply Agreements	7.1(a)
Commercial Drug Product Manufacturing Technology Transfer Agreement	7.2(a)(ii)
CMO	5.1(c)
Commercial Milestone Event	8.4

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Commercial Milestone Payment	8.4
Commercialization Plan	6.2(a)
Competing Program	15.5(b)
Confidentiality Agreement	1.18
Data Working Group	3.5(b)
Development Budget	4.3(a)(i)
Development Milestone Event	8.3
“Development Milestone Payment	8.3
Development Plan	4.3(a)(i)
Effective Date	Preamble
Enforcing Party	9.4(c)
Executive Officers	14.1
Finance Liaison	3.6
First Supplemental Development Plan	4.3(a)(i)
Future Partnering Licensee	13.6(c)(ii)
Genfit	Preamble
Genfit API Supplier	7.2(b)(i)
Genfit Indemnitees	11.2
Genfit Inventions	9.1(c)(i)
Genfit Partner(s)	2.2(a)
Gross Sales	1.73
ICC	14.2
IFRS	1.2
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Infringement Actions	9.5
Initial Budget	4.3(a)(ii)
Initial Development Plan	4.3(a)(i)
Initial Out-of-Pocket Budget	4.3(a)(i)
Ipsen	Preamble
Ipsen Housemarks	9.6(b)
Ipsen Indemnitees	11.1
Ipsen Inventions	9.1(c)(ii)
Ipsen Product Mark	9.6(a)
Investment Agreement	8.2
Joint Inventions	9.1(c)(iii)
Joint Steering Committee (JSC)	3.2(a)
Losses	11.1
NDA	1.72
Non-Withholding Party	8.10(b)

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Opt-in Right	2.5(b)
Other Product	2.5(a)(ii)
Parties	Preamble
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.7
Promotional Materials	6.3
Remedial Action	5.9
ROFN	2.5(a)
ROFN Exercise Notice	2.5(a)
ROFN Exercise Period	2.5(a)
ROFN Negotiation Period	2.5(a)
ROFN Offer Notice	2.5(a)
ROFN Term	2.5(a)
Royalty Payments	8.5(a)
Royalty Rates	8.5(a)
Royalty Term	8.5(b)
Sales Returns and Allowances	1.73
Step-In Rights	9.2(d)
Term	13.1
Third Party API Supply Agreement	7.2(b)(i)
Third Party Drug Product Supply Agreement	7.2(a)(i)
VAT	8.10(d)
Withholding Party	8.10(b)
Working Group	3.5(a)

Article 2
LICENSE
2.1License to Ipsen.
(a)License Grant to Ipsen. Subject to the terms and conditions of this Agreement, Genfit hereby grants Ipsen an exclusive (even as to Genfit except as provided in Section (b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Genfit Technology and the Genfit Licensed Trademarks, to Develop, Manufacture and have Manufactured (solely in accordance with Section 7.1 as applicable, and Section 7.2), distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Ipsen Territory. As consideration for the foregoing license and access to and transfers of know-how under this Agreement, Ipsen will make certain payments to Genfit as set out in, and subject to the terms and conditions of, Article 8 (except Section 8.2).
(b)Genfit Retained Rights. Notwithstanding the exclusive rights granted to Ipsen in Section (a), Genfit and its Affiliates shall retain the following:

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(i)the right to practice the Genfit Technology and use the Genfit Licensed Trademarks within the scope of the license granted to Ipsen under Section (a) in order to perform, or have performed by a Third Party contractor, Genfit’s obligations under this Agreement;
(ii)the right to Manufacture or have Manufactured Licensed Products anywhere in the world for Development and Commercialization in the Field in the Genfit Territory; and
(iii)the right to practice and license the Genfit Technology and Genfit Licensed Trademarks outside the scope of the license granted to Ipsen under Section (a), provided that in no event shall Genfit Develop or Commercialize the Licensed Compound or any Licensed Products in the Ipsen Territory whether within or outside the Field. [***].
(c)Sublicense Rights. Ipsen shall not have the right to grant sublicenses of the license granted in Section 2.1(a) without Genfit’s express prior written consent, except that Ipsen may grant such sublicense without Genfit’s consent (i) to its Affiliates and (ii) to a Third Party solely with respect to the right to Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Ipsen Territory, provided that (A) such Third Party is not debarred or disqualified by the FDA or the EMA or any other foreign Governmental Authorities, and each such sublicense shall be consistent with the terms and conditions of this Agreement, and (B) Ipsen shall be solely responsible for all of its Sublicensees’ activities and any and all failures by its Sublicensees to comply with the applicable terms of this Agreement.
2.2Genfit Partners in the Genfit Territory.
(a)Genfit has the right to enter into one or more agreements with Third Parties and grant such Third Parties the right, and has entered into the Terns Agreement with Terns and granted Terns the right, to Develop, Manufacture and/or Commercialize Licensed Products in one or more countries in the Genfit Territory (Terns or any other Third Party which would fall into this Section shall be referred to as “Genfit Partner(s)”); provided that (a) Genfit shall remain solely responsible for any Genfit Partner’s activities, (b) the grant of such rights to such Genfit Partner shall not affect Genfit’s obligations under the Agreement, (c) Genfit Partners (including Terns) shall be required to promptly provide to Genfit any Product Materials generated by or on behalf of Genfit Partners, and (d) Genfit Partners, shall consent in writing to the provision of such Product Materials by Genfit to Ipsen as set forth in Section 4.7. So long as Genfit Partners (including Terns) are not actively developing, manufacturing or commercializing a Competing Product or any product containing the Licensed Compound in the Ipsen Territory, (i) Genfit shall have the right to disclose to Genfit Partners all Information solely regarding Licensed Products (which, for clarity, shall exclude any Information relating to any combination including one or more Licensed Products) for Genfit to fulfil its obligations to Terns under the Terns Agreement, including all Regulatory Materials relating thereto, disclosed by Ipsen to Genfit under this Agreement, for use by Genfit Partners in their Development, Manufacture and Commercialization of Licensed Products in the Genfit Territory; provided, however, that (A) all such Information disclosed to Genfit Partners by Genfit shall be deemed the Confidential Information of Ipsen; and (B) Genfit Partner that receives such Confidential Information of Ipsen shall be obligated to abide by restrictions on disclosure and use substantially similar to the provisions set forth in Section 12.1. The Parties acknowledge that a similar undertaking is set forth in Section 2.2(a) of the Terns Agreement which shall apply to Ipsen. In addition, in the event Section 2.2(a) of the Terns Agreement were to be amended such as to no longer grant Genfit the right to disclose to Ipsen Information regarding Licensed Products generated by Terns in the Genfit Territory,

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

including Regulatory Materials relating thereto, for use by Ipsen in Ipsen’s Development, Manufacture and Commercialization of Licensed Products in the Ipsen Territory, Genfit shall no longer have the subsequent right to disclose the Information for use by Genfit Partner under this Section 2.2(a).
(b)So long as Ipsen is not actively developing, manufacturing or commercializing a Competing Product or any product containing the Licensed Compound in the Genfit Territory, (i) Genfit shall disclose to Ipsen all Information solely regarding Licensed Products (which, for clarity, shall exclude any Information relating to any combination including one or more Licensed Products), including all Regulatory Materials relating thereto, disclosed by Terns to Genfit under the Terns Agreement or by another Genfit Partner, for use by Ipsen in its Development, Manufacture and Commercialization of Licensed Products in the Ipsen Territory; provided, however, that (A) all such Information disclosed to Ipsen by Genfit shall be deemed the Confidential Information of Genfit, and (B) Ipsen shall be obligated to abide by restrictions on disclosure as set forth in Section 12.1.
2.3Negative Covenant. Ipsen covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Genfit Technology outside the scope of the license granted to it under Section 2.1(a) In addition, Ipsen will not, and will not permit any of its Affiliates or Sublicensees, to conduct non-clinical or clinical studies with respect to the Licensed Compound and/or any Licensed Products outside of the Ipsen Territory given the exclusive rights granted by Genfit to Terns to conduct any such non-clinical or clinical studies with respect to the Licensed Compound and/or any Licensed Products in the Genfit Territory under the Terns Agreement.
2.4No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
2.5Exclusive Right of First Negotiation and Opt-in Right.
(a)Ipsen’s Right of First Negotiation. In consideration of the payments to be paid by Ipsen to Genfit pursuant to Sections 8.1 and 8.2, Genfit hereby grants to Ipsen a right of first negotiation (the “ROFN”) with respect to:
(i)any and all Genfit Additional Products during the Term;
(ii)any and all programs or products other than the Genfit Additional Products that: (x) are Controlled by Genfit or its Affiliates as of the Effective Date and are in Development, Manufacture or Commercialization by Genfit or (y) become Controlled by Genfit or its Affiliates during the Term (“Other Product”) for the period starting from the Effective Date and until:
(A)the [***] of the Effective Date for any Other Product in any indication other than the PBC Indication;
(B)the expiry of the Term for any Other Product in the PBC Indication;
((i) and (ii), collectively, the “ROFN Term”).
To perfect its obligation under this Section 2.5, in the case of programs or products that fall under sub-sections (ii)(x) and (y) which are licensed to Genfit from any Third Party, Genfit

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

shall use its reasonable best efforts to obtain the right to sublicense such other programs or products.
If, at any time during the ROFN Term, Genfit decides to enter into any collaboration with a Third Party with respect to any Genfit Product Opportunity, whether through license, assignment, joint venture or otherwise, Genfit shall promptly provide Ipsen with written notice requesting whether Ipsen wishes to enter into such collaboration, together with any material data generated by, or on behalf of, Genfit with respect to such Genfit Product Opportunity as would be reasonably useful for Ipsen to determine its interest in such Genfit Product Opportunity for all or part of the Ipsen Territory or the Genfit Territory (the “ROFN Offer Notice”). Within [***] following Ipsen’s receipt of such ROFN Offer Notice (the “ROFN Exercise Period”), Ipsen may exercise its ROFN by providing Genfit with written notice of its intent thereto (the “ROFN Exercise Notice”). Upon Genfit’s receipt of such ROFN Exercise Notice, Ipsen shall have the right to exclusively negotiate in good faith with Genfit for a period of [***] from date of the ROFN Exercise Notice, or within a time-period as may be extended by written agreement of the Parties, (the “ROFN Negotiation Period”) the terms of a license for such Genfit Product Opportunity. If (A) Ipsen does not provide Genfit with a ROFN Exercise Notice within the ROFN Exercise Period, or if (B) Ipsen provides Genfit with a ROFN Exercise Notice within the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of a license with respect to such Genfit Product Opportunity during the ROFN Negotiation Period, the ROFN will expire and Ipsen shall have no further rights with respect to such Genfit Product Opportunity; provided that, in the case of clause (B) above, Genfit shall not enter into a definitive agreement with a Third Party with respect to such Genfit Product Opportunity on terms that are more favorable to such Third Party than those offered to Ipsen during such ROFN Negotiation Period. For clarity, except for any ROFN that has expired pursuant to the terms and conditions above, Ipsen shall retain its ROFN with respect to any other Genfit Product Opportunity in the Ipsen Territory. For further clarity, if Genfit seeks to enter into a collaboration with a Third Party with respect to any Genfit Product Opportunity for an Other Product that is not then in development in the PBC Indication after the [***] of the Effective Date, Genfit will have the right to collaborate with such Third Party, whether through license, assignment, joint venture or otherwise, in any and all indications (including the PBC Indication) without any obligation to provide Ipsen a ROFN Offer Notice.
(b)Ipsen’s Exclusive Opt-in Right in the Genfit Territory. In the event the entirety, or portion of, the Genfit Territory that is licensed to Terns as of the Effective Date becomes available and Genfit decides to grant an exclusive license to Develop, Manufacture and/or Commercialize the Licensed Products in any or all of the countries of the Genfit Territory to a Third Party, Ipsen shall have the exclusive right (but not the obligation) to exercise an exclusive option to have any such countries of the Genfit Territory be included into the Ipsen Territory as set forth in this subsection at its sole discretion (“Opt-in Right”). Once any such country becomes available, Genfit shall promptly provide Ipsen with a written notice informing Ipsen of such availability and inquiring whether Ipsen wishes to include any such country into the Ipsen Territory, together with any data generated by, or on behalf of, Terns as would be reasonably useful for Ipsen to determine its interest in such country. Ipsen shall exercise its Opt-in Right by notifying Genfit of its decision within [***] from receipt of Genfit’s written notice. Upon Genfit’s receipt of Ipsen’s decision to exercise its Opt-in Right, any such country or countries of the Genfit Territory shall become part of the Ipsen Territory. [***].
2.6Transfer of Genfit Licensed Know-How.
(a)Initial Transfer. Within [***] of the Effective Date, Genfit shall provide Ipsen, at no additional charge to Ipsen, with all documents, materials and information

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

forming a portion of the Genfit Licensed Know-How, a list of which is attached in Exhibit E. The JSC shall establish a reasonable process and schedule for the transfer of additional Genfit Licensed Know-How as required for the filing of an MAA in the Ipsen Territory and any other Genfit Licensed Know-How that is not expressly provided in Exhibit E , or that subsequently comes into existence, and becomes Controlled by Genfit or its Affiliates during the Term and Genfit shall reasonably cooperate with Ipsen in providing Ipsen with such copies of such Genfit Licensed Know-How, at no additional charge to Ipsen; provided that Genfit shall not be obligated to share with or transfer to Ipsen under this Section 2.6 any CMC Information (which, for clarity, will be transferred under Sections 7.1 and 7.2).
(b)Genfit Support. In addition to the initial transfer set forth in subsection (a) above, the Parties shall work together in good faith to develop a transition services agreement, within [***] of the Effective Date, pursuant to which Genfit shall, in each case as may be required by Ipsen to enable Ipsen to prepare for the ELATIVE Part B Study and file the NDA (including the Accelerated Approval), agree to make available to Ipsen, under terms and conditions, including financial remuneration to Genfit for such services, to be negotiated in good faith and set forth in such transition agreement, those of Genfit’s employees who have knowledge and expertise in connection with Developing, or obtaining Regulatory Approval for the Licensed Product. If such transition services are required by Ipsen, such agreement shall be for a period of [***] or a time-period to be mutually agreed. Genfit shall ensure that it has and will have appropriate employees during the course of the transition services agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

2.8Restrictive Covenant.
(a)Ipsen covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, directly or indirectly, Commercialize a Competing Product in the Ipsen Territory prior to the [***].
(b)Genfit covenants that it will not, and will not permit any of its Affiliates or Sublicensees (except with respect to Terns) to, directly or indirectly, Develop and/or Commercialize a Competing Product in the Ipsen Territory for a period starting from the Effective Date and [***].
Article 3
GOVERNANCE
3.1Alliance Managers.  Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Ipsen’s Development, Manufacturing, and Commercialization of Licensed Products. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2Joint Steering Committees.
(a)Formation; Purpose. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:
(i)to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Ipsen Territory, including related regulatory activities;
(ii)to discuss and approve the inclusion of additional Indications within the Field for the Development and Commercialization of Licensed Products in the Ipsen and the Genfit Territories (subject to Terns’ decision making rights under the Terns Agreement as it pertains to the Genfit Territory), including review of the relevant Development Plan for such Indications;
(iii)to review, discuss and approve any proposed amendments or revisions to the Development Plan, including the First Supplemental Development Plan and those with respect to clinical Development activities set forth in Section 4.3(b);
(iv)to design and monitor a global development strategy and plan for the Licensed Product, with a view to ensure that the Parties achieve such strategy and plan as soon as reasonably practicable in their respective Territory with similar dossiers to progress toward the objectives and timelines set forth in the initial Development Plan;
(v)to review and discuss (but not approve) the Commercialization Plan and any proposed amendments or revisions to such plan, and review and discuss (but not

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

approve) the Commercialization of Licensed Products in the Ipsen Territory and provide regular performance and sales updates with respect to Licensed Products in the Ipsen Territory;
(vi)ELATIVE Part A Study – (i) to monitor the progress of such study and review and approve any amendment to the protocol, the statistical analysis plan (and any amendment thereto) and the final study report of ELATIVE Part A Study and (ii) to review, discuss and approve the annual Development Budget of the ELATIVE Part A Study including any future Development Budget that is forecasted to exceed the Initial Budget, and determine whether to approve any amendments to such Development Budget;
(vii)to review all activities related to pharmaceutical development, the API for Phase 3 Clinical Trial and drug product new campaign(s), i.e., chemical process scale-up/optimization (if needed) and micronization process study, manufacturing, QC testing and release of GMP batches of API and drug product as needed for Phase 3 Clinical Trial, in particular, review and approve the protocols on manufacturing, micronization, scale-up plan and process optimization;
(viii)to establish a reasonable process and schedule for the transfer of Genfit Licensed Know-How as set forth in Section 2.6(a);
(ix)before a Licensed Product obtains MAA approval in any Major Market, for any Non-Clinical Studies, Clinical Studies and health economic studies: (i) review that those studies are in line with the strategy defined by the JSC and (ii) review the study synopsis;
(x)to coordinate the Commercialization of Licensed Products in the Ipsen Territory and Genfit Territory to ensure consistent global marketing of Licensed Products;
(xi)to review and discuss each Party’s (including Sublicensees and Terns, as applicable) non-clinical, clinical development and regulatory activities including pharmacovigilance and safety matters worldwide for the Licensed Product;
(xii)to review, discuss and coordinate the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Ipsen Territory; and
(xiii)to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b)Members. The JSC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party shall initially appoint [***] representatives to the JSC. The JSC may change its size from time to time by unanimous consent of its representatives, and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JSC meetings and to ensure the circulation of meeting agendas at least [***] in advance of JSC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JSC

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

may attend meetings of the JSC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JSC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.
(c)Meetings. The JSC shall meet at least once per Calendar Quarter, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JSC meeting (by videoconference or teleconference) by at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [***] prior to the special meeting with materials reasonably adequate to enable an informed decision. The JSC may meet in person, by videoconference or by teleconference. All JSC meetings shall be conducted in English, and all communications, reports and records by and between the Parties under this Agreement shall be in English. The co-chairpersons shall alternate responsibility for preparing reasonably detailed written minutes of the JSC meetings that reflect, without limitation, all material decisions made at such meetings. The co-chairpersons (or their designees) shall send draft meeting minutes to each representative of the JSC for review and approval within [***] after the JSC meeting. Such minutes shall be finalized no later than [***] after the meeting to which the minutes pertain.
(d)Decision Making. The JSC shall strive to seek consensus in its actions and decision-making process and all decisions by the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, then [***] shall have the final decision making authority with respect to any matter within the JSC’s authority which [***] with respect to the subject matter. Notwithstanding the foregoing, [***] shall not have the right to exercise his or her final decision-making authority to unilaterally:
(i)[***];
(ii)[***];
(iii)[***];
(iv)[***];
(v)[***];
(vi)[***]; or
(vii)[***].
Matters related to (i) to (vii) shall be decided by the mutual agreement of the Parties, and in the absence of such mutual agreement, such matters shall be subject to resolution by binding arbitration pursuant to Article 14.
3.3Limitation of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) unilaterally modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.4Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JSC; or (b) Genfit provides written notice to Ipsen of its intention to disband and no longer participate in the JSC. Thereafter, the JSC shall have no further obligations under this Agreement and the exchange of information relevant to activities that would have been performed by the JSC under this Agreement shall be made through the Alliance Managers.
3.5Working Groups.
(a)From time to time, the JSC may establish and delegate duties of the JSC to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities; provided that in any case neither Party shall be required by the Working Group to assume any responsibility, financial or otherwise, beyond those agreed to in writing by such Party, in particular pursuant to each Party’s respective obligations under this Agreement. Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that of the JSC. All decisions of a Working Group shall be by consensus. Any disagreement between the members of a Working Group shall be referred to the JSC for resolution.
(b)Without limiting Section 3.5(a), within [***] after the Effective Date, the Parties shall establish a Working Group for the overall coordination and oversight of the Parties’ activities under Section 4.7 (the “Data Working Group”). The Data Working Group shall meet at least [***] times per [***] during the Term or as frequently as appropriate to effect an expeditious and orderly transfer of Product Materials as set forth in Section 4.7. In addition, the Parties acknowledge that it is their intent to collaborate in good faith in the exchange of such Product Materials, other results and analyses with respect to the Development activities conducted in their respective Territory (including by Terns) as such Data, other results and analyses could reasonably be deemed to affect the Development or Commercialization activities of the Licensed Product in each Party’s Territory. Each of Ipsen and Genfit shall use Commercially Reasonable Efforts to grant the other Party access and, to the extent rights are granted hereunder to Licensed Rights, rights to use any such Product Material and Data generated by or on behalf of itself or Terns, respectively. [***]
3.6Finance Liaisons. Promptly after the Effective Date, each Party shall appoint an individual to act as a finance liaison for such Party (each, a “Finance Liaison”). The Finance Liaisons shall be the primary point of contact for the Parties regarding financial matters under this Agreement including overseeing and facilitating the exchange between the Parties of financial information related to the [***] in particular the [***] and related [***] and all [***] under Section 4.3(a)(iii). The name and contact information for each Party’s Finance Liaison, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Article 4
DEVELOPMENT
4.1Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Ipsen shall be solely responsible for the Development of Licensed Products in the Field in the Ipsen Territory, at its own cost and expense (except as otherwise expressly set forth herein in this Article 4, such as the completion of the ELATIVE Part A Study which shall be performed by Genfit as set forth in Section 4.2), including all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain and maintain Regulatory Approval for Licensed Products in the Ipsen Territory including all future clinical Development such as clinical bioequivalence, food-effect, as well as the Long term Clinical outcome Study. Ipsen shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field at least in the Major Markets of the Ipsen Territory, provided that Ipsen shall not be liable for any delays in any Development activities that are caused by Genfit’s failure to provide to Ipsen Product Materials that are necessary for the performance of such Development activities, except to the extent Genfit’s failure to provide such Product Materials is caused by Ipsen’s action or inaction. Without limiting the generality of the foregoing (except as otherwise expressly set forth herein in this Article 4), (a) Ipsen shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Development Plan, as well as Manufacturing activities related to such Development, as set forth in the Initial Development Plan, and (b) Ipsen shall use Commercially Reasonable Efforts to conduct Development activities necessary to achieve the Development Milestone Events set forth in Section 8.3.
4.2Completion of ELATIVE Part A Study. As of the Effective Date, Genfit is conducting the ELATIVE Part A Study for Accelerated Approval in the PBC Indication and has planned certain studies for the Licensed Product that are described in Exhibit D:
(a)Genfit shall be the Sponsor and be solely responsible, except as otherwise provided in Article 5 herein, for the conduct of the ELATIVE Part A Study and shall:
(i)(1) fund all Development Costs that are actually incurred by or on behalf of Genfit or its Affiliates in the performance of the ELATIVE Part A Study ([***]); (2) have engaged internationally recognized clinical research organization (CRO) to conduct the ELATIVE Part A Study or, if Genfit reasonably determines it is necessary to replace any such CRO, by another other internationally recognized CRO, which identity of the replacement CRO shall be submitted to Ipsen for Ipsen’s prior written consent which shall not be unreasonably withheld or delayed; and (3) provide internal resources to monitor and support such CRO during the ELATIVE Part A Study;
(ii)conduct the ELATIVE Part A Study in accordance, in all material respects, [***] and with cGCP; and
(iii)use Commercially Reasonable Effort to achieve Top Line results (TLR) of the ELATIVE Part A Study by [***] to enable the delivery of a full data package by Genfit to Ipsen to enable Ipsen to file the Accelerated Approval at the FDA.
(b)The timeline, the design and protocol, as well as all clinical operational and quality management systems and all study related documentation of the ELATIVE Part A Study shall be submitted for Ipsen’s review and approval at the JSC or any Working Group. Genfit shall in a timely manner, support the filing by Ipsen of the MAA with the FDA and the EMA.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

4.3Development Plan.
(a)ELATIVE Part A Study.
(i)Without limiting the generality of the other provisions in this Article 4, an initial, mutually agreed Development Plan is attached hereto as Exhibit D, which shall include the Development activities (the “Initial Development Plan”) including a detailed budget for the anticipated Out-of-Pocket Expenses of such Development activities of the ELATIVE Part A Study (the “Initial Out-of-Pocket Budget”). Within [***] after the Effective Date, the Parties will prepare via a joint Working Group as appropriate any updates to the Initial Development Plan for the conduct of the ELATIVE Part A Study including: (i) a detailed plan containing the strategy, activities, study designs, location of work, use and identity of the CRO, timeline and objectives, (ii) study material needs (API and drug product), all material non-clinical and clinical studies, CMC Information collection activities and regulatory activities to be conducted by or on behalf of Genfit or its Affiliates or their respective Sublicensees in the Ipsen Territory and (iii) budget for research and Development of the Licensed Compound and Licensed Products in the Field in the Ipsen Territory for the ELATIVE Part A Study (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.3, the “Development Plan” and “Development Budget”). The First Supplemental Development Plan shall be updated or amended bi-annually and submitted for review to and approval by the JSC.
(ii)Genfit shall bear the costs and expenses of any increase in: (A) the budget set forth in the Initial Development Plan (the “Initial Budget”) and (B) subsequent Development Budgets, and in each case as a result of any updates or amendments to the Development Plan requested by Genfit or due to a requirement from Regulatory Authorities limited to the conduct of the ELATIVE Part A Study which are approved by the JSC.
(iii)In the event Ipsen requests an amendment to the Development Plan, Genfit will provide to the JSC an up-to-date report of (i) the Development Costs forecasted to be incurred in the performance of activities under such update to the Development Plan, broken down by an estimate of Internal Costs and Out-of-Pocket Expenses by material activities and functions necessary until the completion of the ELATIVE Part A Study, and (ii) the Out-of-Pocket Expenses already incurred, and committed to be incurred, to date. If the JSC approves any such amendment to the Development Plan requested by Ipsen, such as to increase the Initial Out-of-Pocket Budget, but not more than by [***] (“Allowable Excess Costs”), then [***] shall pay [***] of such Allowable Excess Costs (i.e., up to [***] each Party). If the Initial Out-of-Pocket Budget [***], then [***] shall bear [***] (“Additional Excess Costs”). [***] will issue an invoice to [***] share of the Additional Excess Costs and for the Allowable Excess Costs (as applicable) once such excess costs have been incurred by [***] will reimburse [***] for such excess costs no later than [***] days upon receipt of the applicable invoice, subject to Ipsen’s right to audit Genfit’s books and records related to such costs as provided in Section 8.9. For clarity, making such a payment does not preempt Ipsen’s audit rights under Section 8.9, which remain in full force and effect.
(b)ELATIVE Part B Study and Other Development. Ipsen shall be the Sponsor and conduct and fund all costs and expenses of the ELATIVE Part B Study, as well as for all other Clinical Trials for the Licensed Product. Ipsen shall prepare any and all amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JSC in accordance with Section 4.4. For clarity, if there are no amendments or updates to the then-current Development Plan that are

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

applicable, Ipsen’s sole responsibility under this Section 4.3 shall be to inform Genfit that the then-current Development Plan is up to date. [***]. Ipsen shall be solely responsible for all decisions regarding the day-to-day conduct of Development of the ELATIVE Part B Studies and any Other Development Activities as set forth in Section 4.4. within the Ipsen Territory. As permitted by Section 15.6, Ipsen may delegate the responsibility of ELATIVE Part B Studies and Other Development Activities to be performed in full or partially by Ipsen’s Affiliates, including Ipsen Bioscience Inc.
4.4Other Development Activities.
(a)Pre-Clinical Development. Ipsen shall have the right to conduct any pre-clinical studies to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Ipsen Territory, provided that Ipsen shall promptly amend the Development Plan to include such pre-clinical studies and submit such amendment to the JSC for review.
(b)Clinical Development. If Ipsen wishes to conduct any Clinical Trials for the Development of (i) any Licensed Product for any Indication in the Field other than an Indication included in the First Supplemental Development Plan, or (ii) any new dosage strength formulations of Licensed Product, in each case of (i) or (ii) in the Field in the Ipsen Territory, Ipsen may propose an amendment to the Development Plan to include such Clinical Trials and submit such amendment to the JSC for review and approval. Upon receipt of such proposal, the JSC shall promptly (but in any event within [***]) review and decide on whether to approve such proposal. Upon the JSC’s approval of such amendment, such Clinical Trials shall be included in the amended Development Plan and Ipsen may conduct such Clinical Trials at its own cost. For clarity, Ipsen shall not conduct any Clinical Trials of any Licensed Product outside of the Field without Genfit’s prior written approval.
(c)Cooperation. Genfit shall provide such technical assistance and cooperation to Ipsen as Ipsen may reasonably request (such requests to be provided by Ipsen at the JSC), at Ipsen’s sole cost and expense, as necessary or reasonably useful for Ipsen to Develop or Commercialize Licensed Products in the Field in the Ipsen Territory.
4.5Development Records. Ipsen shall maintain complete, current and accurate records of all activities (and all Data and other Information resulting from such activities) conducted with respect to Licensed Products by Ipsen, its Affiliates and their respective Sublicensees in the Ipsen Territory. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Ipsen shall document all non-clinical studies and Clinical Trials for Licensed Products in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP, and shall provide the other Party English translations thereof (to the extent prepared and originated in a language other than English). Genfit shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes in accordance with this Agreement.
4.6Development Reports.
(a)ELATIVE Part A Study. Genfit shall keep Ipsen reasonably informed as to the progress and results of Genfit’s, its Affiliates’ and its Sublicensee’s (including Terns’) Development activities (including prompt reporting of available clinical Data). Without limiting the foregoing, at each regularly scheduled JSC meeting, Genfit shall provide Ipsen with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

sufficient to enable Ipsen to determine Genfit’s compliance with its diligence obligations under Section 4.2. At such JSC meeting, the Parties shall discuss the status, progress and results of Genfit’s, its Affiliates’ and its Sublicensees’ (including Terns’) Development activities. Notwithstanding the foregoing, the JSC shall establish a Working Group to oversee the Development activities of the ELATIVE Part A Study, [***], comment and attendance by Ipsen shall not delay the Development Activities conducted by Genfit or place an unreasonable burden on Genfit. Genfit shall promptly respond to Ipsen’s reasonable questions or requests for additional information relating to such Development activities.
(b)ELATIVE Part B Study and Other Development Activities. Ipsen shall keep Genfit reasonably informed as to the progress and results of Ipsen’s and its Affiliates’ Development activities (including prompt reporting of available clinical Data). Without limiting the foregoing, at each regularly scheduled JSC meeting, Ipsen shall provide Genfit with a reasonably detailed written report summarizing its Development activities performed since the last JSC meeting and the results thereof, as reasonably sufficient to enable Genfit to determine Ipsen’s compliance with its diligence obligations under Section 4.1. At such JSC meeting, the Parties shall discuss the status, progress and results of Ipsen’s and its Affiliates’ Development activities. Ipsen shall promptly respond to Genfit’s reasonable questions or requests for additional information relating to such Development activities.
4.7Data Exchange. In addition to Genfit’s obligation with respect to the transfer of Genfit Licensed Know-How set forth under Section 2.6, each Party’s adverse event and safety Data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.7, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of any Data and Regulatory Materials related to the Licensed Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or Sublicensees, or, in the case of Genfit, Genfit Partners, in the performance of Development activities hereunder that would be reasonably necessary for the Development, Manufacture and Commercialization of Licensed Compound or Licensed Products in the Field in the other Party’s respective territory (the “Product Materials”). The JSC may establish reasonable policies to effectuate the exchange of additional Product Materials between the Parties.  All such Data transfers and exchanges shall be subject to the confidentiality obligations of the Parties contained in Article 12. The Parties acknowledge that it is their intent to collaborate in good faith in the exchange of such Data, other results and analyses with respect to the Development activities conducted in their respective Territory (including by Genfit Partner, including Terns) as such Data, other results and analyses could reasonably be deemed to affect the Development or Commercialization activities of the Licensed Product in each Party’s Territory. Each of Ipsen and Genfit shall use Commercially Reasonable Efforts to grant the other Party access and, to the extent rights are granted hereunder to licensed rights, rights to use any such Data generated by or on behalf of themselves, any Sublicensee, or Genfit Partner (including Terns), respectively. Should Genfit fail to obtain such access and rights from Genfit Partner, including Terns, Genfit shall not have the right to grant access or rights to such Genfit Partner to any such Data generated by or on behalf of Ipsen. The Parties shall establish joint tripartite meetings or other suitable forums for the exchange of relevant information among the Parties and Genfit Partner (including Terns) to the extent the Parties determine such exchanges are appropriate. For clarity, Ipsen’s access to CMC Information or any other Information related to the Manufacture of Licensed Products and transfer of such information will be transferred under Section 7.1(b) as applicable, and Sections 7.2(a) and 7.2(b)).
4.8Subcontractors. Ipsen shall have the right to engage subcontractors to conduct any activities necessary for Development or Manufacturing (subject to the terms of Article 7) of Licensed Products, including but not limited to non-clinical studies, Clinical

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Trials, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors (a) are bound by written obligations of confidentiality, non-use and compliance with applicable Laws, including Proper Conduct Practices, consistent with this Agreement and have agreed in writing to assign to Ipsen all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, (b) are capable of producing Data (including non-clinical Data, clinical Data and CMC Information, as applicable) acceptable to the FDA and the EMA and (c) as applicable, with respect to matters covered by Article 7, meet the specifications and requirements thereunder. Ipsen shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.
Article 5
REGULATORY MATTERS
5.1Regulatory Responsibilities.
(a)Subject to the terms and conditions of this Agreement, Ipsen will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval (including any Accelerated Approval) of Licensed Products in the Field in the Ipsen Territory as marketing authorization holder, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in any country of the Ipsen Territory. Ipsen shall be responsible for filing each CTA, NDA and MAA (including any Accelerated Approval) in the Ipsen Territory for each Licensed Product (except in the Ipsen Territory where CTA has already been submitted by Genfit). In the countries where CTA have already been submitted by Genfit, Genfit shall ensure that the CTA be transferred to Ipsen upon completion of the ELATIVE Part A Study in a mutually agreed timeframe, in order for Ipsen to exert the sponsorship of ELATIVE Part B in a timely manner and in accordance with regional regulatory requirements. Ipsen shall be responsible for filing each MAA in the Ipsen Territory for each Licensed Product in Ipsen’s name, if permitted by applicable Laws. Notwithstanding the above, if applicable Laws require Ipsen to file an MAA in Genfit’s name, then (i) Genfit shall initially be the holder of the Regulatory Approval for each Licensed Product in the Ipsen Territory, and Genfit hereby designates Ipsen as Genfit’s regulatory agent and exclusive general distributor for the Licensed Product in the Ipsen Territory, and (ii) as soon as permitted by applicable Laws, Genfit shall promptly assist and cooperate with Ipsen and transfer and assign all Regulatory Approvals and Regulatory Materials (including any CTAs filed as set forth above) for each Licensed Product in the Ipsen Territory to Ipsen to allow Ipsen to be the holder of the Regulatory Approval for each Licensed Product in the Ipsen Territory.
(b)Genfit shall provide all reasonable assistance and cooperation to Ipsen as Ipsen may reasonably request, during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including: (i) (A) making available its competent personnel to attend regulatory meetings or join such meetings by teleconference (subject to reimbursement by Ipsen of Genfit’s Out-of-Pocket Expenses), (B) providing all Regulatory Materials and documentation within Genfit’s possession and Control that are required for obtaining or maintaining Regulatory Approval with respect to the Licensed Product in the Field, in each case as requested by Regulatory Authorities including those relating to CMC, Manufacturing, and product development, validation to enable Ipsen to assembling the Regulatory Materials, file for, obtain and maintain Regulatory Approval (including any Accelerated Approval) of Licensed Products in the Field in the Ipsen Territory, and (C) granting Ipsen the right to review any such Regulatory Materials if and as they are prepared and created by Genfit during the ELATIVE Part A Study to enable Ipsen to

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

prepare and submit all Marketing Authorization Application in the Ipsen Territory and (ii) providing Ipsen with additional Regulatory Materials in the Genfit Territory as requested by Regulatory Authorities in the Ipsen Territory within a reasonable timeframe commensurate with the volume of Ipsen’s reasonable request. Without limiting the foregoing, Genfit shall provide Ipsen with Regulatory Material in a similar eCTD format worldwide and similar ISS and ISE globally and any other Regulatory Materials as available, for any formulation of Licensed Product for which Genfit has prepared a CTD for Regulatory Filings in the Field, if any, in a manner sufficient for filing by Ipsen in the U.S. and the EMA within [***] after completion of developing the Regulatory Materials in an eCTD format. Ipsen shall be responsible for assembling, publishing and submitting the CTD to the Regulatory Authority in the Ipsen Territory.
(c)CMC and Quality Audit. To perfect its obligation and responsibility as marketing authorization holder, including the responsibility for submission for all CMC variations attributable to a Regulatory Authority in the Ipsen Territory, Ipsen shall have the right, upon reasonable notice, to exercise at its costs and expenses, an audit of Regulatory Materials as well as quality documents, CMC data, documented processes, systems and validation procedures that are within Genfit’s possession and Control. For any Clinical Trial such as the ELATIVE Part A Study for which Genfit has responsibility as Sponsor, Ipsen shall have the right to monitor and audit (together with Genfit) Genfit’s Third Party CROs and contract manufacturing organizations (“CMO”). To allow Ipsen to exercise its right to monitor and audit under this Section 5.1(c), Ipsen shall be copied on the quality assurance audit plan applicable to the ELATIVE Part A Study and shall receive a copy of all audit reports. In addition, upon Ipsen’s request filed [***] in advance, Genfit shall allow Ipsen to audit and inspect, during normal business hours, all records maintained by Genfit relating to the conduct of the ELATIVE Party A Study, including those generated by the CROs and/or CMO conducting such study on behalf of Genfit and the investigational sites, to assess compliance with GLP, GCP and GMP standards and applicable regulatory requirements. Genfit shall also use Commercially Reasonable Efforts to allow a representative of Ipsen to attend the audit and/or inspection conducted by Genfit at the CROs and investigational sites and/or the CMO site together with Genfit.
5.2Regulatory Information Sharing. Ipsen shall (a) provide Genfit with the English translations (to the extent originated by Ipsen in English), along with the original documents (in the electronic format in which it has been prepared by Ipsen) of draft package inserts, CTA and CTD, for Genfit’s review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the United States and Major European Markets, prior to the submission of such documents to the Regulatory Authority in the Ipsen Territory; and (b) shall keep Genfit informed of any material verbal or written communication or question relating to Licensed Products received by Ipsen from the Regulatory Authority in the Ipsen Territory. Except as required by applicable Law, Ipsen, its Affiliates and Sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Genfit Territory regarding any Licensed Products. If such submission or communication is required by applicable Law, Ipsen shall, if legally permitted, promptly notify Genfit in writing of such requirement and the content of such submission or communication. Each of Ipsen and Genfit shall use Commercially Reasonable Efforts to grant the other Party access and, to the extent rights are granted hereunder to licensed rights, rights to use any such Regulatory Materials generated by or on behalf of themselves, any Sublicensee or Genfit Partner (including Terns), respectively. Should either Party fail to obtain such access and rights from any Sublicensee or Genfit Partner (including Terns), such Party shall not have the right to grant access or rights to such Sublicensee or Genfit Partner to any such Regulatory Materials provided by or on behalf of the other Party.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

5.3Meetings with Regulatory Authorities. Ipsen shall be solely responsible and lead all interactions with Regulatory Authorities in the Ipsen Territory with respect to Licensed Products. Ipsen shall keep Genfit reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Ipsen Territory. At each regularly scheduled JSC meeting, Ipsen shall provide Genfit with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Ipsen Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field. In addition, Ipsen shall notify Genfit as soon as reasonably possible after Ipsen becomes aware of any additional such meetings or teleconferences that become scheduled which might affect efforts to obtain Regulatory Approval for the Product. To the extent permitted by applicable Laws and by the Regulatory Authorities (as reasonably determined by Ipsen), Genfit shall have the right to attend [***], in all such meetings and teleconferences. With respect to any such Regulatory Meetings before such CTAs are transferred to Ipsen under Section 5.1 and in the event the relevant local regulatory requirements do not permit Ipsen to be solely responsible and lead the interactions with Regulatory Authorities while Genfit is the Sponsor of the ELATIVE Part A Study, Genfit shall instead of Ipsen, be solely responsible and lead all interactions with applicable Regulatory Authorities in the Ipsen Territory with respect to Licensed Products, in particular pre-NDA meetings and scientific advice meetings, provided, that Ipsen shall have similar rights as Genfit under this Section 5.3 [***], and to enable such active participation, Ipsen shall have the right to review and comment on data and Regulatory Materials and develop regulatory strategies prior to the interactions and meeting with Regulatory Authorities led by Genfit.
5.4Regulatory Costs. Unless otherwise provided in this Agreement, Ipsen shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the Ipsen Territory.
5.5Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference, including the right to copy, reference, access or otherwise use, at no cost to the other Party, to all Regulatory Materials, any and all Data including CMC Information and safety information, Drug Master File generated pursuant to the ELATIVE Part A Study, each pertaining to Licensed Products submitted by or on behalf of such Party at no additional costs other than expressly mentioned in this Agreement. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement. In that respect, the Parties acknowledge that it is their intent to collaborate in good faith in the exchange of Data including with Genfit Partners (including Terns) as those Data could reasonably be deemed to affect Ipsen and Genfit Partner’s Development activities; provided, however that Ipsen shall have no obligation to delay or pause submission of Marketing Authorization Applications in the Ipsen Territory to conform with a submission or variation initiated or submitted by Genfit Partners (including Terns) for the benefit of the Genfit Territory. Any Party granting such right of reference shall provide appropriate notification of the other Party’s access and reference rights to the applicable Regulatory Authorities (including, to the extent applicable, an informed consent letter under Article 10c of Directive 2001/83/EC as amended), at the expense of the Party seeking such right of reference. For the purposes of this Agreement, “right of reference” shall mean the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

outside the US, including Article 10c of Directive 2001/83/EC, as each may be amended from time to time. For further clarity, such right of reference to any Sublicensee or any Genfit Partner (including Terns) shall be subject to Ipsen or Genfit, respectively, obtaining such similar right from such Sublicensee or Genfit Partner (including Terns) for right to access and use to the other Party.
5.6No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Licensed Product, whether in the Genfit Territory or in the Ipsen Territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.
5.7Notification of Threatened Action. Each Party shall immediately notify the other Party no later than [***] (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization, safety, efficacy or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.8Adverse Event Reporting and Safety Data Exchange. The Parties shall ensure that an appropriate system of pharmacovigilance activities is put in place to assume the roles, responsibility with respect to the Licensed Product in accordance with relevant Laws, directives and regulatory guidelines. No later than [***] following the Effective Date, the Parties, including their respective representatives having expertise in pharmacovigilance shall define and finalize the actions and procedures governing the coordination of collection, investigation, reporting and exchange of information to enable collaboration on all matters of safety of use of the Licensed Product worldwide including the exchange of Adverse Drug Reactions information and similar matters sufficient to permit each Party to comply with its legal obligations (including, to the extent applicable, those obligations contained in ICH guidelines E2A, E2B, E2C, E2D and E2F), including any such procedures for Adverse Drug Reactions reporting and exchange of safety information (the “Pharmacovigilance Agreement”); provided that pursuant to any such Pharmacovigilance Agreement, Ipsen shall be solely responsible for the maintenance of the global safety database, at the latest, on and after completion of the ELATIVE Part A Study.
5.9Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Ipsen shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Ipsen Territory. Ipsen shall have sole discretion with respect to any matters relating to any Remedial Action in the Ipsen Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense. Promptly after being notified of a Remedial Action, Genfit shall provide Ipsen with such assistance in connection with a Remedial Action as may be reasonably requested by Ipsen.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Article 6
COMMERCIALIZATION
6.1Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Ipsen shall have the sole right and responsibility for and have operational control over all aspects of the Commercialization of Licensed Products in the Field in the Ipsen Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Ipsen Territory. Ipsen shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Ipsen shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Major Markets and to actively market and sell the Licensed Products in such countries and to expand annual Net Sales of the Licensed Products. Without limiting the generality of the foregoing, Ipsen shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.
6.2Commercialization Plan.
(a)General. Ipsen shall Commercialize Licensed Products in the Field in the Ipsen Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key global brand plan [***] (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of Ipsen’s, its Affiliates’ and their respective Sublicensees’ Commercialization activities for Licensed Products in the Ipsen Territory for the next Fiscal Year, including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Ipsen Territory, and (iii) a forecast for Commercialization of Licensed Products in the Ipsen Territory for the following [***] Fiscal Years.
(b)Initial Plan and Amendments. Within a reasonable time ([***]) prior to the anticipated first Regulatory Approval of the Licensed Product in the Ipsen Territory, Ipsen shall prepare and present to the JSC an initial Commercialization Plan for review and discussion (but not approval) by the JSC. From time to time (but at least on [***]) during the Term, Ipsen shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion (but not approval). Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JSC or Genfit.
6.3Promotional Data Exchange. Ipsen shall at its own expense, prepare, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, website, educational and training materials (“Promotional Materials”) to support its Commercialization activities with respect to the Licensed Products in the Field in the Ipsen Territory. Ipsen shall provide to Genfit, upon Genfit’s request, copies of any samples of

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Promotional Materials prepared by or on behalf of Ipsen that are developed at Ipsen’s corporate level, including key messaging with respect to the Commercialization of the Licensed Product in the Ipsen Territory. Genfit shall similarly provide to Ipsen, upon Ipsen’s request, copies of any samples of Promotional Materials prepared by or on behalf Genfit and its Genfit Partner (including Terns) and Ipsen shall have the right to use such materials in connection with the Commercialization of Licensed Products in the Field in the Ipsen Territory in accordance with the Agreement. It is the intention of both Parties and any Genfit Partner (including Terns) to coordinate so that Promotional Materials for the Ipsen Territory and Genfit Territory shall be aligned so as to safeguard consistency across both territories.
6.4Medical Conferences. The Parties shall collaborate, and Genfit shall use Commercially Reasonable Efforts to cause its Genfit Partner (including Terns) to collaborate, in the delivery of key messages to be communicated at internationally recognized medical conferences. The Party seeking to deliver messages at medical conferences shall request comments on such messages to the other Party (and Genfit shall ensure to request comments from Genfit Partner, including Terns). The requested Party shall then review and provide its comments and changes, if any, to such proposed messages within [***].
6.5Medical and Other Inquiries. The Parties shall be, and Genfit shall use Commercially Reasonable Efforts to cause its Genfit Partner (including Terns) to be, responsible for responding to all medical questions or inquiries from customers or others in the territory relating to the Licensed Product sold in the Parties’ respective territory. The Parties shall keep, and Genfit shall cause its Genfit Partner (including Terns) to keep, such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Laws. It is the intention of both Parties and Genfit Partner (including Terns) that responses to medical inquiries will be coordinated so that there is a globally consistent approach.
6.6No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees (in the case of Ipsen) or licensees, including Genfit Partners (in the case of Genfit) will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Ipsen) or licensees, including Genfit Partners (in the case of Genfit) will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries. If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall immediately refer that order to the other Party and to the extent permitted under applicable Laws, such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory. Each Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Ipsen) or licensees, including Genfit Partners (in the case of Genfit) will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.
6.7Field Restrictions. Ipsen hereby covenants that it shall not, and shall cause its Affiliates and Sublicensees not to, promote or encourage the use of Licensed Products in the

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Ipsen Territory for any use outside the Field. Genfit acknowledges and understands that Ipsen cannot control the ultimate use of Licensed Products it sells.
Article 7
MANUFACTURE AND SUPPLY
7.1Clinical Supply.
(a)Clinical Drug Product Supply.
(i)Genfit shall be responsible for, and bear the costs and expenses of, the clinical supply of the applicable drug product for clinical use in the Ipsen Territory for ELATIVE Part A Study.
(ii)With respect to any other studies (e.g., bioequivalence or drug metabolism and pharmacokinetic studies) that are being initiated during the ELATIVE Part A Study, Genfit shall supply Ipsen’s clinical requirements of the applicable drug product for clinical use in such other studies in the Ipsen Territory. Such drug product shall be supplied by Genfit to Ipsen at a price equal to [***], in accordance with the terms and condition set forth in a clinical supply agreement which shall be entered into by the Parties within a reasonable time-frame to be discussed at the JSC.
(iii)Genfit shall supply Ipsen’s clinical requirements of the applicable drug product for clinical use in the Ipsen Territory for ELATIVE Part B Study and for the Long-term Clinical Outcome Study, in accordance with GDP, if so required by Ipsen. In such case, no later than [***] prior to the expected initiation date of the Long-term Clinical Outcome Study, the Parties shall enter into discussion to negotiate the terms and conditions of a separate agreement. All drug product for clinical use shall be supplied by Genfit to Ipsen at a price equal to [***].
In case of both (ii) and (iii) as may be required, collectively “Clinical Supply Agreements”, the Clinical Supply Agreement shall contain commercially reasonable terms as may be agreed upon in good faith by the Parties.
(b)Clinical Drug Product Manufacturing Technology Transfer. Upon Ipsen’s request, the Parties shall enter into a manufacturing technology transfer agreement for the transfer of all Genfit Licensed Know-How and Manufacturing Technology existing and readily available as of such transfer date, including all clinical Data and CMC Information in electronic or hard copy format together with supporting manufacturing and quality documents, protocol on manufacturing, micronization, scale-up plan and process optimization of the applicable drug product (“Clinical Drug Product Manufacturing Technology Transfer Agreement”). Under such Clinical Drug Product Manufacturing Technology Transfer Agreement, Genfit shall transfer to Ipsen such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Ipsen to Manufacture, or have Manufactured by a Third Party contractor engaged by Ipsen that is reasonably acceptable to Genfit, all clinical Data and CMC Information in electronic or hard copy format together with supporting manufacturing and quality documents, protocol on manufacturing, micronization, scale-up plan and process optimization of the applicable drug product, to the extent Controlled by Genfit as of such date; provided that (i) Ipsen shall notify Genfit of any such Third Party contractor and only engage with such Third Party contractor after receiving the prior written consent of Genfit, not to be unreasonably withheld, conditioned or delayed, and (ii) any such Third Party contractor shall (A) be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the FDA and the EMA),

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

consistent with this Agreement and have agreed in writing to assign to Ipsen all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (B) upon reasonable prior written notice given by Genfit to Ipsen, shall permit Genfit or its representatives to audit, during such subcontractor’s normal business hours and without additional charge, the performance of Manufacturing activities hereunder, the facilities used and relevant processes, systems, books, documents and records, in order to determine Ipsen’s compliance with this Agreement. Such transfer under this Section 7.1(b) shall be effected at a joint Working Group related to CMC/Manufacturing and supply or any other Joint Team designated with such tasks as established by the JSC.
7.2Commercial Supply.
(a)Commercial Drug Product.
(i)Third Party Manufacture and Supply. Genfit shall not be responsible for supplying drug product to Ipsen for commercial use but Ipsen could eventually use (to the extent permitted under applicable Law) part of the already produced validation batches and/or other batches fulfilling the specifications agreed with the authorities and having sufficient remaining shelf life to cover the initial commercial launch period in the event the manufacturing technology transfer contemplated pursuant to Section 7.2(a)(ii) below to a qualified commercial manufacturer is not effective prior to commercial launch, at a price equal to [***], to the extent not already paid for by Ipsen pursuant to Section 7.1. Genfit shall permit Ipsen to negotiate and enter into with Genfit’s Third Party supplier of the applicable drug product a separate agreement for the commercial supply of such drug product for commercial use in the Ipsen Territory (“Third Party Drug Product Supply Agreement”), and Genfit shall use Commercially Reasonable Efforts to facilitate the negotiations of such Third Party Drug Product Supply Agreement.
(ii)Manufacturing Technology Transfer. Upon Ipsen’s request, the Parties shall enter into a manufacturing technology transfer agreement for the applicable drug product (“Commercial Drug Product Manufacturing Technology Transfer Agreement”). Under such Commercial Drug Product Manufacturing Technology Transfer Agreement, Genfit shall transfer to Ipsen such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Ipsen to Manufacture, or have Manufactured by a Third Party contractor engaged by Ipsen that is reasonably acceptable to Genfit, the commercial formulation of the applicable drug product, to the extent Controlled by Genfit as of such date; provided that (i) Ipsen shall notify Genfit of any such Third Party contractor, and (ii) any such Third Party contractor shall (A) be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Ipsen all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (B) upon reasonable prior written notice given by Genfit to Ipsen, shall share with Genfit or its representatives, audit reports performed by or on behalf of Ipsen related to the performance of Manufacturing activities, the facilities used and relevant processes, systems, books, documents and records, in order to determine Ipsen’s compliance with this Agreement.
(b)API.
(i)Third Party Manufacture and Supply. Genfit shall not be responsible for supplying API to Ipsen for commercial use but Ipsen could eventually use part of the already produced validation batches and/or other batches fulfilling the

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

specifications agreed with the authorities and having sufficient remaining shelf life. Genfit shall permit Ipsen to negotiate and enter into with Genfit’s Third Party supplier of the applicable API (“Genfit API Supplier”) a separate agreement for the commercial supply of such API for commercial use in the Ipsen Territory (“Third Party API Supply Agreement”), and Genfit shall use Commercially Reasonable Efforts to facilitate the negotiations of such Third Party API Supply Agreement.
(ii)Manufacturing Technology Transfer. Upon Ipsen’s request, Ipsen may (but is not obligated to) request in writing from Genfit to enter into a manufacturing technology transfer agreement for the applicable API (“API Manufacturing Technology Transfer Agreement”). Under such API Manufacturing Technology Transfer Agreement, Genfit shall transfer or have transferred to Ipsen such documents and information, and provide such technical assistance and support, necessary or reasonably useful for Ipsen to Manufacture, or have Manufactured by a Third Party contractor engaged by Ipsen that is reasonably acceptable to Genfit, the applicable API, to the extent Controlled by Genfit as of such date; provided that (A) Ipsen shall notify Genfit of any such Third Party contractor , (B) such Third Party contractor shall be bound by written obligations of confidentiality, non-use and compliance with applicable Laws (including Proper Conduct Practices, GMP and any regulations required by the FDA and the EMA), consistent with this Agreement and have agreed in writing to assign to Ipsen all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work, and (C) upon reasonable written notice given by Genfit to Ipsen, Ipsen shall provide Genfit with relevant testing Data of new API source and share audit reports performed by or on behalf of Ipsen , in order to determine Ipsen’s compliance with this Agreement. Ipsen shall pay any reasonable external costs incurred by Genfit in connection with providing such information or assistance pursuant to this Section 7.2(b) and the API Manufacturing Technology Transfer Agreement.
(c)Packaging. Ipsen shall be responsible for the choice of the subcontractor in charge of the commercial packaging of the Licensed Product.
7.3Distribution. Ipsen will be solely responsible for the distribution of Licensed Products in the Field in the Ipsen Territory.
7.4Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Genfit’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.
Article 8
COMPENSATION
8.1Upfront Payment. Within thirty (30) days after the Effective Date, Ipsen shall pay to Genfit a one-time, non-refundable, non-creditable financial milestone payment of one hundred twenty million Euros (€ 120,000,000). [***].
8.2Equity Participation. In addition to the upfront cash payment set forth in Section 8.1 above, Ipsen shall pay an amount of twenty-eight million two hundred eighty nine Euros and twenty one cents (€ 28,000,289.21) to Genfit, and in consideration of such payment, the Parties shall enter into a certain investment agreement to be executed by Ipsen and Genfit simultaneously with this Agreement pursuant to which Genfit will issue to Ipsen and Ipsen shall subscribe, 3,985,239 new ordinary shares of Genfit corresponding to 8% of

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

the Genfit share capital following issuance of such new ordinary shares (“Investment Agreement”). The Investment Agreement also provides for the conditions pursuant to which Genfit will propose to its shareholders that Ipsen be elected to its board of directors at its next shareholders’ meeting.
8.3Development Milestone Payments. Ipsen shall pay to Genfit the one-time, non-refundable, non-creditable payments set forth in the table below upon the first achievement by a Licensed Product of the applicable milestone event, whether by or on behalf of Ipsen, its Affiliate, or their Sublicensees. Ipsen will notify Genfit in writing within [***] after the first occurrence of each of the events described below (each, a “Development Milestone Event”) for the first Licensed Product to achieve such Development Milestone Event and will pay Genfit the applicable amounts set forth in Table 8.3 below (each, a “Development Milestone Payment”) no later than [***] of the date of an invoice from Genfit corresponding to such Development Milestone Payment. For clarity, each Development Milestone Payment shall be payable only once with respect to the first Indication regardless of the number of times achieved by one or more Licensed Products.

	Development Milestone Event	Development Milestone Payment
1	[***]	[***]
	–[***]	[***]
	–[***]	[***]
	–[***]	[***]
	–[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]

(*) For clarity, with respect to Development Milestone Event #1, [***].
(**) For clarity, with respect to Development Milestone Events #4 and 7, [***].
8.4Commercial Milestone Payments. Ipsen will notify Genfit in writing within [***] after the first time the aggregate Net Sales of Licensed Products in a Fiscal Year in the Ipsen Territory first reach the event described in Table 8.4 below (each, a “Commercial Milestone Event”). Ipsen shall pay to Genfit the additional one-time, non-refundable, non-

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

creditable applicable amounts set forth in the table below (each, a “Commercial Milestone Payment”) no later than [***] after receipt by Ipsen of an invoice from Genfit corresponding to such Commercial Milestone Payment. If in a given Fiscal Year during the Term, more than one of the Commercial Milestone Events is achieved, then Ipsen will pay to Genfit a separate Commercial Milestone Payment with respect to each such Commercial Milestone Payment that is achieved for the first time in such Fiscal Year. For clarity, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Commercial Milestone Event	Commercial Milestone Payment
The aggregate Net Sales of Licensed Products in the Ipsen Territory in a Fiscal Year first exceeds [***]	[***]
The aggregate Net Sales of Licensed Products in the Ipsen Territory in a Fiscal Year first exceeds [***]	[***]
The aggregate Net Sales of Licensed Products in the Ipsen Territory in a Fiscal Year first exceeds [***]	[***]
The aggregate Net Sales of Licensed Products in the Ipsen Territory in a Fiscal Year first exceeds [***]	[***]

8.5Royalties on Net Sales.
(a)Royalty Rate. Subject to the terms and conditions of this Section 8.5, within [***] after the end of each Calendar Quarter during the Royalty Term, Ipsen shall pay to Genfit based on Net Sales by Ipsen and its Affiliates and its Sublicensees in a Fiscal Year of all Licensed Products until the expiration of the Royalty Term for each such Licensed Product in such country at the rates set forth in Table 8.5 below. The royalty payments made pursuant to this Section 8.5, the “Royalty Payments” and the rates set forth in Table, the “Royalty Rates”.

Fiscal Year Net Sales of all Licensed Product in the Ipsen Territory (in US$)	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Illustration: By way of example only, if Ipsen receives [***] in Net Sales of all Licensed Products during a given Fiscal Year, then Ipsen would owe Genfit a royalty of [***].
(b)Royalty Term. Royalties payable under Section 8.5(a) shall be paid by Ipsen (on a country-by-country basis) from the period beginning on the date of the First Commercial Sale of the Licensed Product in a given country in the Ipsen Territory and

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country, and (ii) expiration of the last Valid Claim of a Genfit Product-Specific Licensed Patent or Joint Patent Covering such Licensed Product in such country (the “Royalty Term”). For clarity, if a Valid Claim of a Genfit Product-Specific Licensed Patent or Joint Patent Covers the Manufacture of such Licensed Product in such country, then regardless of whether such Licensed Product is actually Manufactured in such country, such Licensed Product shall be deemed to be Covered by a Valid Claim of a Genfit Product-Specific Licensed Patent or Joint Patent in such country.
(c)Royalty Reduction for No Valid Claim. Starting from the first Calendar Quarter that a Licensed Product is not Covered by a Valid Claim of a Genfit Product-Specific Licensed Patent or Joint Patent in a country where such Licensed Product is sold, the applicable royalty rate set forth in Section 8.5(a) with respect to Net Sales of such Licensed Product in such country shall be reduced by [***].
(d)Generic Entry. If, on a Licensed Product-by-Licensed Product, Calendar Quarter-by-Calendar Quarter, and country-by-country basis, there is a sale of one or more Generic Products with respect to a Licensed Product in a country in a Calendar Quarter and the aggregate units of such Licensed Product sold in that country during that Calendar Quarter following introduction of such Generic Products have fallen by at least:
(i)[***] in that country as compared to the average quarterly total aggregate units of such Licensed Products sold in such country during the last [***] full Calendar Quarters immediately prior to the Calendar Quarter in which such Generic Products were first introduced, then the Royalty Payments due to Genfit pursuant to Section 8.5 for such Licensed Product in such country will be reduced by [***] in such Calendar Quarter; or
(ii)[***] in that country as compared to the average quarterly total aggregate units of such Licensed Products sold in such country during the last [***] full Calendar Quarters immediately prior to the Calendar Quarter in which such Generic Products were first introduced, then the Royalty Payments due to Genfit pursuant to Section 8.5 for such Licensed Product in such country will be reduced by [***] in such Calendar Quarter.
(e)Third Party Licenses.
(i)Blocking Third Party Rights. If, during the Term, Ipsen or Genfit identifies any Blocking Third Party Rights (including any Blocking Third Party API Rights), such Party shall promptly notify the other Party. In such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. In the absence of agreement, the matter will be referred to the JSC.
(A)If the Parties agree to take administrative or legal action against such Blocking Third Party Rights, then Genfit will have the first right to lead the action. Genfit will keep Ipsen reasonably informed regarding such action and will provide Ipsen with reasonable opportunity to review and comment on draft filings in connection with such action and will consider in good faith Ipsen’s requests and suggestions. Costs for such administrative or legal action shall be shared [***] by Genfit and [***] by Ipsen for Blocking Third Party API Rights, and [***] by Genfit and [***] by Ipsen for any other Blocking Third Party Rights.
(B)If the Parties agree to obtain rights to any Blocking Third Party Rights (including any Blocking Third Party API Rights), Genfit will have the first right to acquire rights to any such Blocking Third Party Rights from such Third Party (whether by acquisition or license) and if Genfit intends to acquire such rights, then Genfit

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

will notify Ipsen of such intention within [***] of receipt of Ipsen’s written request to obtain rights. If Genfit so acquires such rights, then such Blocking Third Party Rights will be included in the Genfit Licensed Know-How or Genfit Licensed Patents, as applicable and, subject to any available offset pursuant to Section 8.5(e)(ii) (Offset for Third Party Payments) or Section 8.5(e)(iii) (Blocking Third Party API Rights), Ipsen will be solely responsible for all payments owed to such Third Party in consideration for the acquisition of rights to such Blocking Third Party Rights (whether by acquisition or license) or the practice thereunder by or on behalf of Ipsen. If Genfit fails to so notify Ipsen (or notifies Ipsen of its intention not to so acquire such rights) within such [***] period or otherwise fails within [***] after the date of Ipsen’s written request to acquire rights under such Blocking Third Party Rights, then Ipsen will have the right to acquire rights under such Blocking Third Party Rights from such Third Party. If thereafter Ipsen so acquires such rights, then such Know-How or Patent rights will be included in the Ipsen Licensed Know-How or Ipsen Licensed Patent Rights, as applicable and, subject to any available offset pursuant to Section 8.5(e)(ii) (Offset for Third Party Payments) or Section 8.5(e)(iii) (Blocking Third Party API Rights), Ipsen will be solely responsible for all payments owed to such Third Party in consideration for the acquisition of rights to such Blocking Third Party Rights (whether by acquisition or license) or the practice thereunder by or on behalf of Ipsen. Except with Ipsen’s prior written consent, Genfit will not obtain a license to Blocking Third Party Rights for use in the Ipsen Territory, unless it obtains the right to sublicense such rights to Ipsen.
(ii)Offset for Third Party Payments. If Genfit or Ipsen obtains a license or other rights under Blocking Third Party Rights (other than Blocking Third Party API Rights) in accordance with Section 8.5(e)(i)(B), then Ipsen may offset against the Royalty Payments due to Genfit for the exploitation of the Licensed Products covered by such license or rights an amount equal to [***] of the royalties paid to such Third Party under such agreement, subject to Section 8.5(f).
(iii)Blocking Third Party API Rights. If Genfit or Ipsen obtains a license or other rights under Blocking Third Party API Rights in accordance with Section 8.5(e)(i)(B), then Ipsen may offset against the Royalty Payments and/or Commercial Milestone Payments due to Genfit for the exploitation of the Licensed Products covered by such license or rights an amount equal to [***] of the royalties or any other cash consideration such as upfront payments or license annuities paid to such Third Party under such agreement, subject to Section 8.5(f).
(f)Anti-Stacking. On a country-by-country basis, the maximum amount of royalty reductions for the Licensed Products permitted under Section 8.5(c) (Royalty Reduction for No Valid Claim), Section 8.5(d) (Generic Entry), Section 8.5(e)(ii) (Offset for Third Party Payments) and Section 8.5(e)(iii) (Blocking Third Party API Rights)), alone or together, shall not reduce the Royalty Payments due to Genfit for the Licensed Products pursuant to Section 8.5(a) (Royalty Rates) in a country in a given Calendar Quarter as follows:
(A)by more than [***] of the applicable Royalty Payments that would otherwise be owed on the Net Sales of such Licensed Products in the event there are no payments for Blocking Third Party API Rights; and
(B)by more than [***] of the applicable Royalty Payments that would otherwise be owed on the Net Sales of such Licensed Products in the event there are payments for Blocking Third Party API Rights.
In the event that the provisions of this Section 8.5(f) prohibit Ipsen from fully deducting the amounts permitted under Section 8.5(e)(ii) (Offset for Third Party Payments) or Section

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

8.5(e)(iii) (Blocking Third Party API Rights), then Ipsen shall have the right to carry forward such excess amount for use to offset Royalties payable to Genfit in subsequent Calendar Quarters to the extent not previously credited against Royalty Payments and against Royalty Payments and/or Commercial Milestone Payment in the event there is any cash consideration other than royalties such as upfront payments or license annuities that are paid by Ipsen to the Third Party to obtain a license or other rights under the Blocking Third Party API Rights.
8.6Royalty Payments; Reports. Royalties under Section 8.5 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within [***] after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Ipsen, its Affiliates and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Ipsen Territory on a country-by-country basis, (b) an itemized calculation showing the deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, and (c) a calculation of the amount of royalties due to Genfit in Euros (€), including the application of any exchange rate used.
8.7Payment Method; Foreign Exchange. All payments owed by Ipsen under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Genfit. For clarity, all payments by Ipsen to Genfit pursuant to Sections 8.1, 8.3 and 8.3 shall be in Euros (€) and all payments by Ipsen to Genfit pursuant to Sections 8.4 and 8.5 stated in US$ shall be converted in Euros as set forth in this section. All payments by Genfit to Ipsen pursuant to this Agreement shall be in Euros (€). When conversion of payments from any foreign currency (e.g., such as US$) is required to be undertaken by Ipsen, the currency exchange rate to be used for conversion to the Euros will be the average exchange rate for the period of [***] prior to the payment becomes due, as published by the Wall Street Journal. For the calculation of the Net Sales in US$ for Commercial Milestone Events and Royalties, when Net Sales are made in a different currency than US$, the currency exchange rate to be used for conversion to US$ will be the average exchange rate for the period of [***] prior to the payment becomes due, as published by the Wall Street Journal to determine whether Commercial Milestone Events have been met and the appropriate royalty tiers.
8.8Interest on Late Payments. If Genfit does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Genfit until the date of payment at the per annum rate of [***] or the maximum rate allowable by applicable Laws, whichever is lower, with such interest compounded [***].
8.9Records; Audits. Ipsen shall, and shall cause its Affiliates and their respective Sublicensees to, maintain in accordance with Accounting Standards, reasonably complete and accurate records in sufficient detail to permit Genfit to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other relevant amounts under this Agreement shall be accounted for in accordance with Accounting Standards.  Upon reasonable prior written notice, in any event no less than [***]-prior written notice, such records shall be available for examination during regular business hours and in a manner that does not interfere with Ipsen’s business activities for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party (“Auditor”), for the sole purpose of verifying the accuracy of the financial reports related to Royalties furnished by Ipsen or the Out-of-Pocket Expenses furnished by Genfit under Section 4.3(a) of any payments made, or required to be made by the audited Party pursuant to this Agreement. Any such Auditor shall not

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Ipsen or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date. If an underpayment or overpayment of more than [***] of the total payments due hereunder for the applicable Fiscal Year is discovered, then the fees and expenses charged by the Auditor will be paid by the audited Party (or reimbursed to the auditing Party).
8.10Taxes.
(a)Taxes on Income. Except as set forth in this Section 8.10, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)Withholding Taxes. As applicable, either Party (a “Withholding Party”) may withhold from payments due to the other Party (a “Non-Withholding Party”) amounts for payment of any withholding tax that is required by Applicable Law to be paid to any taxing authority with respect to such payments, which will be remitted in accordance with Applicable Law. The Withholding Party will provide to the Non-Withholding Party all relevant documents and correspondence, and will also provide to the Non-Withholding Party any other cooperation or assistance on a reasonable basis as may be necessary to enable the Non-Withholding Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Withholding Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation (if applicable) or other similar treaty or agreement from time to time in force. The Parties acknowledge that, as of the Effective Date, no withholding taxes are expected to be made on payments due under this Agreement.
(c)Tax Cooperation. Without limiting Section 8.10(b), the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Ipsen to Genfit under this Agreement (including pursuant to Sections 8.1, 8.3, 8.4, 8.5 and 8.5). To the extent Ipsen is required to make any Tax Withholdings for any payment to Genfit, Ipsen shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Genfit an official tax certificate or other evidence of such withholding sufficient to enable Genfit to claim such payment of taxes from any applicable Government Authority. Genfit shall provide Ipsen any tax forms or other similar documentation that may be reasonably necessary in order for Ipsen not to make any Tax Withholdings or to make Tax Withholdings at a reduced rate under an applicable bilateral income tax treaty, and shall update such forms and documentation from time to time as necessary to reflect changes in facts. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of Tax Withholdings, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
(d)VAT. All payments due to Genfit from Ipsen pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar taxes) (“VAT”) (which, if applicable, shall be payable by Ipsen). Ipsen shall be responsible for the payment of all VAT applicable to the payments made by Ipsen to Genfit under this Agreement and shall file all applicable VAT tax returns.  Genfit shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. Ipsen shall

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

indemnify Genfit for any VAT imposed on Genfit with respect to the payments made to it by Ipsen under this Agreement and if Genfit directly pays any VAT, Ipsen shall promptly reimburse Genfit for such VAT including all reasonable related costs. If Genfit determines that it is required to report any such tax, Ipsen shall promptly provide Genfit with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.10(d) is not intended to limit Ipsen’s right to deduct VAT in determining Net Sales.
Article 9
INTELLECTUAL PROPERTY MATTERS
9.1Ownership; License Grants.
(a)Data. Genfit shall solely own all Data generated by Genfit. For clarity, all Data Controlled by Genfit (including Data generated by Genfit Partner and licensed to Genfit) are included in the Genfit Licensed Know-How and licensed to Ipsen under Section 2.1(a) (License Grant to Ipsen). Ipsen shall solely own all Data generated by Ipsen in the Development of Licensed Products in the Field in the Ipsen Territory. Ipsen hereby grants to Genfit an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Ipsen for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field in the Genfit Territory.
(b)Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license (subject to Section 2.2(a)), with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, solely to the extent reasonably necessary for the Development, Manufacture (with respect to Ipsen, solely to the extent applicable under Section 7.2) and Commercialization of the Licensed Compound and Licensed Product in the Field in the other Party’s respective territory during the Term of this Agreement.
(c)Inventions. Inventorship of any Invention will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.
(i)Genfit Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Genfit, its Affiliates and their respective licensees (including Genfit Partners), including their employees, agents and contractors (“Genfit Inventions”) shall be solely and exclusively owned by Genfit. Genfit shall disclose in writing to Ipsen all Genfit Inventions promptly following the generation, development, conception or reduction to practice thereof. For clarity, any and all Genfit Inventions that are Controlled by Genfit and reasonably necessary for the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Product in the Field in the Ipsen Territory shall be included in the Genfit Technology licensed to Ipsen under Section 2.1(a), including any Patent rights therein.
(ii)Ipsen Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Ipsen, its Affiliates and their respective Sublicensees, including their employees, agents and contractors (“Ipsen Inventions”) shall be solely and exclusively owned by Ipsen. Ipsen shall disclose in writing to Genfit all Ipsen Inventions promptly following the generation, development, conception or reduction to practice thereof. Ipsen hereby grants Genfit: a royalty-free, exclusive license, with the right to grant sublicenses, under the Ipsen Inventions in the Genfit Territory, solely for the Development, Manufacture and Commercialization of the Licensed Compound or Licensed Products in the Field.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(iii)Joint Inventions. Any Invention generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Ipsen and Genfit, their Affiliates and respective Sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties, and, subject to the licenses set forth in this Agreement, each Party hereby consents that the other Party may freely practice, license, assign and otherwise Exploit its interest under such Joint Inventions without any duty to account to the other Party. Each Party shall disclose in writing to the other Party all Joint Inventions promptly following the generation, development, conception or reduction to practice thereof. For clarity, and as allowed by article L.613-32 in the French Code de la propriété intellectuelle, the Parties expressly agree to depart from the statutory default regime for patent co-ownership as provided under articles L.613-29 to L.613-31 of the French Code de la propriété intellectuelle and will negotiate in good-faith a co-ownership agreement to effectuate the intent of the Parties set forth in this Section 9.1.
9.2Patent Prosecution.
(a)Definition. For the purpose of this Article 9, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.
(b)Genfit Licensed Patents; Joint Patents. Except as set forth in Section 9.2(d), as between the Parties, Genfit shall have the first right to prepare, file, prosecute, defend and maintain or abandon the Genfit Licensed Patents in the Ipsen Territory. In addition, Genfit will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Genfit Product-Specific Licensed Patents in the Ipsen Territory, with the understanding that Genfit does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Genfit Product-Specific Licensed Patents. Except as set forth in Section 9.2(d), as between the Parties, Genfit shall have the first right to prepare, file, prosecute and maintain or abandon the Joint Patents on a worldwide basis. Genfit will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Joint Patents in the Ipsen Territory. Genfit will utilize outside counsel reasonably acceptable to Ipsen and will keep Ipsen informed of all substantive steps with regard to the status of such filing prosecution and maintenance of the Genfit Product-Specific Licensed Patents and Joint Patents, including by providing Ipsen with (i) copies of all material correspondence and material communications sent to or received from any patent office or agency in the Ipsen Territory, (ii) a draft copy of all priority patent applications sufficiently in advance (and no less than [***] in advance) of filing to permit reasonable review and comment by Ipsen, and (iii) upon the request of Ipsen, a copy of applications as filed in the Ipsen Territory, together with notice of its filing date and serial number. During the Term, upon Ipsen’s request, Ipsen’s and Genfit’s patent counsel (and other personnel, as necessary) will meet, in-person or telephonically at a mutually agreeable time and location, to discuss the status and strategy regarding the filing, prosecution and maintenance of the Genfit Product-Specific Licensed Patents and Joint Patents. Before Genfit submits any material filing, including a new patent application in the Ipsen Territory, or substantive response to patent authorities in the Ipsen Territory with respect to the Genfit Product-Specific Licensed Patents and Joint Patents, Genfit will provide Ipsen with the opportunity to review and comment on such filing or response (no less than [***] in advance, to the extent reasonably practicable) and will consider in good faith Ipsen’s requests and suggestions in connection with the filing thereof. For clarity, Ipsen shall not have any rights pursuant to this Agreement with respect to any Genfit Licensed Patents in the Genfit Territory (including any Step-In Rights relating thereto).

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(c)Ipsen Patents. Except as set forth in Section 9.2(d), as between the Parties, Ipsen shall have the first right to prepare, file, prosecute and maintain or abandon the Ipsen Patents. Ipsen shall provide Genfit with a copy of the draft prepared for the filing of a Ipsen Patent, before the filing of such Ipsen Patent and will consider in good faith comments thereto provided by Genfit in connection with the filing thereof. Ipsen shall provide Genfit with regular updates on the prosecution of the Ipsen Patents in the Field in the Ipsen Territory and the Genfit Territory.
(d)Step-In Rights. Either Party may cease prosecution and/or maintenance of any Patent that such Party is responsible for prosecuting and maintaining pursuant to this Section 9.2 on a country-by-country basis by providing the other Party written notice reasonably in advance of such due date.  If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”); provided, that Ipsen’s right to continue prosecution or maintenance of Genfit Licensed Patents shall be limited to Genfit Product-Specific Licensed Patents and Joint Patents. If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2(d), the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the other Party’s expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.
(e)Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3Patent Term Extensions in the Ipsen Territory. The JSC will discuss and recommend for which, if any, of the Patents within the Genfit Product-Specific Licensed Patents, Ipsen Patents and Joint Patents in the Ipsen Territory the Parties should seek patent term extensions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the representatives of the Parties cannot reach an agreement as which Patents such extensions should be sought for, Ipsen shall have the final decision-making authority with respect to applying for any such patent term extension in the Ipsen Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided that, if Ipsen determines that an application for patent term extension of a Genfit Product-Specific Licensed Patent should be filed in the Ipsen Territory, then (i) Ipsen shall have the right, but not the obligation, to request Genfit to apply for such patent term extension at Ipsen’s sole discretion, and (ii) upon Genfit’s receipt of such request, Genfit shall use Commercially Reasonable Efforts to apply for such patent term extension. Each Party will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne equally by the Parties.
9.4Patent Enforcement.
(a)Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Genfit Product-Specific Licensed Patent, Ipsen

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit or other action to enforce the Genfit Product Specific Licensed Patents, Ipsen Patent and Joint Patent against such Infringement.
(b)Enforcement Rights.
(i)Genfit Product-Specific Licensed Patents; Joint Patents.
(A)Ipsen shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Genfit Product-Specific Licensed Patent or Joint Patent in the Ipsen Territory, at Ipsen’s cost and expense.  If Ipsen elects to commence a suit or other action to enforce the applicable Genfit Product-Specific Licensed Patent or Joint Patent against such Infringement in the Ipsen Territory, then Genfit shall have the right to join such enforcement action upon written notice to Ipsen, and the Parties shall share the cost and expense of such enforcement action equally. If Ipsen notifies Genfit in writing that it does not intend to commence a suit or other action to enforce the applicable Genfit Product-Specific Licensed Patent or Joint Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of [***] following either Party’s receipt of the notice of Infringement pursuant to Section 9.4(a), then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field in the Ipsen Territory, Genfit shall have the right, but not the obligation, after taking into reasonable consideration Ipsen’s reason for not initiating such enforcement action including any identified risks to the Licensed Patents, Joint Patents, or Licensed Products, to commence such a suit or take such action, at Genfit’s cost and expense; provided that, in the event the Person engaged in the Infringement of any Genfit Product-Specific Licensed Patent or Joint Patent in the Ipsen Territory is also engaged in such Infringement in the Genfit Territory, and Genfit has commenced a suit to secure the abatement of such Infringement in the Genfit Territory, then Genfit shall promptly notify Ipsen thereof and Ipsen shall not have the right to commence such suit or action without the prior written consent of Genfit. In such case, Genfit shall take appropriate actions in order to enable Ipsen to commence a suit or take the actions set forth in the preceding sentence.
(B)Neither Party shall settle any such suit or action under 9.4(b)(i)(A) in any manner that would negatively impact the Genfit Product-Specific Licensed Patents or Joint Patents or that would limit or restrict the ability of Ipsen to sell the Licensed Products in the Ipsen Territory, without the prior written consent of the other Party. For clarity, Ipsen shall not have the right to commence any such suit or action against any existing or threatened infringement of the Genfit Product-Specific Licensed Patents or Joint Patents outside the Ipsen Territory.
(ii)Ipsen Patents. Ipsen shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Ipsen Patent, at Ipsen’s cost and expense. If Ipsen elects to commence a suit to enforce the applicable Ipsen Patent against such Infringement, where such Infringement relates to the Commercialization in the Ipsen Territory of unauthorized products containing the Licensed Compound, then Genfit shall have the right to join such enforcement action upon notice to Ipsen, and in this case the Parties shall share the cost and expense of such enforcement action equally. If Ipsen notifies Genfit that it does not intend to commence a suit to enforce the applicable Ipsen Patent against such Infringement or to take other action

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

to secure the abatement of such Infringement, or fails to take any such action after a period of [***], then Genfit shall have the right, but not the obligation, after taking into reasonable consideration Ipsen’s reason for not initiating such enforcement action including any identified risks to the Ipsen Patents, Licensed Patents, Joint Patents, or Licensed Products, to commence such a suit or take such action, at Genfit’s cost and expense. In such case, Ipsen shall take appropriate actions in order to enable Genfit to commence a suit or take the actions set forth in the preceding sentence.
(c)Collaboration. Each Party shall provide to the Party bringing a claim, suit or action under Section 9.4(b) (the “Enforcing Party”) with reasonable assistance in such enforcement, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(d)Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when the other Party elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:
(i)if Ipsen is the Enforcing Party under Section 9.4(b) and Genfit elects to join the enforcement action and share the cost and expenses related thereto: [***] of the remaining amounts shall be retained by Ipsen, and [***] of the remaining amounts shall be paid to Genfit;
(ii)if Ipsen is the Enforcing Party under Section 9.4(b) and Genfit does not elect to join the enforcement action and share the cost and expenses related thereto: [***] of the remaining amounts shall be retained by Ipsen, and [***] of the remaining amounts shall be paid to Genfit;
(iii)if Genfit is the Enforcing Party under Section 9.4(b): [***] of the remaining amounts shall be retained by Genfit, and [***] of the remaining amounts shall be paid to Ipsen.
(e)Sections 9.4(c) and 9.4(d) shall survive the termination of this Agreement solely with respect to any pending enforcement action initiated during the Term under this Section 9.4.
9.5Third Party Infringement Claims. If the Development, Manufacture, use or sale of the Licensed Products in the Field in the Ipsen Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Genfit or Ipsen (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Subject to Article 11, the Party against which the Infringement Action is brought (the “Accused Party”) shall have the right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Accused Party agrees to keep the other Party reasonably informed of all material

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

developments in connection with any such Infringement Action for which the Accused Party exercises its right to direct and control the defense. The Accused Party agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to Article 11, if the Accused Party does not exercise its right to direct and control the defense of an Infringement Action that also is brought against the Accused Party, then the other Party shall have such right and it shall agree to keep the Accused Party reasonably informed of all material developments in connection with such Infringement Action and it shall not settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would materially adversely affect the rights or interests of the Accused Party, without the prior written consent of the Accused Party, which shall not be unreasonably withheld or delayed.
9.6Trademarks.
(a)Subject to Section 9.6(c) below, Ipsen shall Commercialize the Licensed Products in the Field in the Ipsen Territory under a Genfit Licensed Trademark or any trademark owned or Controlled by Ipsen (the “Ipsen Product Mark”); provided that, prior to finalizing any Ipsen Product Mark, Ipsen shall provide Genfit with such proposed trademark and related trade dress and shall reasonably consider in good faith Genfit’s comments with respect thereto. Ipsen shall, and shall cause its Affiliates and Sublicensees to, use the Ipsen Product Mark solely in connection with the Development, Manufacturing, and Commercialization of the Licensed Products in the Field in the Ipsen Territory. Ipsen shall own all rights in the Ipsen Product Mark, and all goodwill in the Ipsen Product Mark shall accrue to Ipsen. Ipsen shall register and maintain, at Ipsen’s cost and expense, the Ipsen Product Marks in the Ipsen Territory.
(b)Subject to Section 9.6(c) below, Ipsen shall have the right to brand the Licensed Products in the Field in the Ipsen Territory with those trademarks of Ipsen that are associated with Ipsen’s name or identity (“Ipsen Housemarks”). Ipsen shall own all rights in the Ipsen Housemarks, and all goodwill in the Ipsen Housemarks shall accrue to Ipsen.
(c)In connection with Ipsen’s use of any Ipsen Product Mark or Ipsen Housemark, subject to Section 9.6(d), Ipsen shall not, and shall cause its Affiliates and their respective Sublicensees to not: (i) make any use of trademarks that are confusingly similar to any trademarks or housemarks of Genfit or its Affiliates (including the corporate name of Genfit or any of its Affiliates), without the prior written consent of Genfit; or (ii) use any trademarks, other than the Ipsen Product Marks and the Ipsen Housemarks, in connection with the Commercialization of Licensed Products in the Field in the Ipsen Territory, without the prior written consent of Genfit.
(d)Notwithstanding anything to the contrary, to the extent required by applicable Laws, (i) Ipsen may include Genfit’s name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Genfit, and shall display Genfit’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Genfit from time to time, as Ipsen’s name and corporate logo is displayed, and (ii) Genfit hereby grants to Ipsen a non-exclusive, fully paid-up, royalty free, sublicensable license to use Genfit’s name and corporate logo for the Commercialization of the Licensed Product in the Ipsen Territory, to the extent consistent with the foregoing. In addition to the foregoing sentence, each Party hereby grants to the other Party, a worldwide, non-exclusive, non-transferable, license (at no additional cost to the other Party), to use the other Party’s corporate name and logo, solely on corporate website, corporate or partnering presentations

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

in the event the licensee Party wishes to make reference to the licensor Party as its licensor or licensee related to this Agreement; provided that the licensee Party shall not use the licensor Party’s corporate name and logo in a manner that will diminish or otherwise damage the licensor Party’s goodwill, image and reputation.
(e)Genfit shall have the first right, at its sole cost, to register and maintain the Genfit Licensed Trademarks in the Ipsen Territory, utilizing outside counsel reasonably acceptable to Ipsen. Genfit shall keep Ipsen informed of material progress with regard to the registration, prosecution, maintenance and defense, if any, of the Genfit Licensed Trademarks in the Ipsen Territory, including content, timing and jurisdiction of filing, sufficiently in advance for Ipsen to be able to review any material documents, and Genfit shall consult with, and consider in good faith the requests and suggestions of, Ipsen with respect to strategies for filing, prosecuting and defending the Genfit Licensed Trademarks in the Ipsen Territory. Should Genfit elect not to continue the registration, prosecution, maintenance and defense of any Genfit Licensed Trademark in the Ipsen Territory, it will so notify Ipsen. Upon Ipsen’s request, Genfit shall assign such Genfit Licensed Trademark to Ipsen so that Ipsen can continue the registration, prosecution, maintenance and defense of such Genfit Licensed Trademark at its sole costs; provided, that Genfit shall assign such Genfit Licensed Trademark to Ipsen only when such Genfit Licensed Trademark is used in the Exploitation of a Licensed Product.
(f)Ipsen shall have the sole right, at its sole cost, to register, prosecute, maintain, and defend the Ipsen Product Marks.
Article 10
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:
(a)Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;
(c)No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(d)No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e)No Debarment. Neither such Party nor any of its Affiliates or employee is debarred or disqualified by the FDA or the EMA; and
(f)No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
10.2Additional Representations and Warranties of Genfit.  Genfit represents and warrants to Ipsen, as of the Effective Date, as follows:
(a)Title; Encumbrances. (i) It solely owns the Genfit Licensed Patents and otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Genfit Technology, as necessary to grant the licenses to Ipsen as purported to be granted pursuant to this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, and (ii) to Genfit’s knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any Genfit Technology;
(b)Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by Genfit prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Ipsen Territory would infringe or misappropriate the intellectual property rights of such Third Party;
(c)Non-Infringement of Rights by Third Parties. To Genfit’s knowledge, no Third Party is infringing or has infringed the Genfit Product-Specific Licensed Patents as of the Effective Date;
(d)Non-Assertion by Third Parties. To Genfit’s knowledge, [***], no Third Party has asserted in writing that the issued patents within the Genfit Product-Specific Licensed Patents set forth in Exhibit A-1 are invalid or unenforceable;
(e)No Proceeding. There is no claim, judgment, or settlement against or amounts with respect thereto owed by Genfit pending, and to Genfit’s knowledge, no threatened, adverse action, suit or proceeding against Genfit involving any Genfit Technology or the safety (including any product liability claim) of a Licensed Product;
(f)Prosecution of Genfit Licensed Patents. All maintenance fees, annuity payments, and similar payments relating to the Genfit Product-Specific Licensed Patents in the Ipsen Territory have been made, and during the Term will be made, in a timely manner. To Genfit’s knowledge, prior to the Effective Date, Genfit has not taken action or failed to undertake an action, in connection with filing, prosecuting and maintaining the Genfit Product-Specific Licensed Patents set forth in Exhibit A-1 in the Ipsen Territory in violation of any applicable Law;

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(g)Compliance with Laws. To Genfit’s knowledge, Genfit has complied with all applicable Laws in connection with the prosecution of the Genfit Product-Specific Licensed Patents, including the duty of candor owed to any patent office pursuant to such Laws; and
(h)No Conflicts. Genfit has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Ipsen under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Ipsen under this Agreement, or that would otherwise materially conflict with or adversely affect Ipsen’s rights under this Agreement.
10.3Additional Representations and Warranties of Ipsen. Ipsen represents and warrants to Genfit that, to Ipsen’s knowledge as of the Effective Date Ipsen does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

10.4Compliance with Laws.
(a)Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees will, comply in all respects with Proper Conduct Practices, and all applicable Laws in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b)Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder.  In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.5(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c)Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.5(a) or 10.5(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.
10.6Additional Covenants. In addition to any covenants made by Ipsen elsewhere in this Agreement:
(a)Ipsen hereby covenants to Genfit that neither Ipsen nor any of its Affiliates or Sublicensees, will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Ipsen becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Ipsen or any of its Affiliates with respect to any activities relating to any Licensed Product, Ipsen will immediately notify Genfit in writing and Ipsen will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product;
(b)Each Party hereby covenants to the other Party that neither such Party nor any of its Affiliates, nor any of their respective employees shall use any confidential information obtained from any Third Party (including any prior employer) to which such Party or any of its Affiliates, or any of their respective employees has a duty to keep in confidence such information, directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, unless consented to in writing by such Third party, and such Party shall be solely responsible and liable for, and shall indemnify the other Party pursuant to Article 11 in connection with, any breach of this covenant by such Party, any of its Affiliates, or their respective employees.
10.7No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, GENFIT MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR GENFIT TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.
Article 11
INDEMNIFICATION
11.1Indemnification by Genfit. Genfit shall defend, indemnify, and hold Ipsen and its Affiliates and their respective officers, directors, employees, and agents (the “Ipsen Indemnitees”) harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Ipsen Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products in the Ipsen Territory by or on behalf of Genfit or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the Genfit Territory, (c) the breach of any of Genfit’s obligations under this Agreement, including Genfit’s representations, warranties or covenants set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Genfit (except to the extent that such Claim arises from Ipsen’s provision of false, misleading, inaccurate or incomplete information to Genfit under Section 5.8 or Ipsen’s breach of its obligations under the Pharmacovigilance Agreement) or (e) the willful misconduct or negligent acts of any Genfit Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Ipsen Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Genfit’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Ipsen is obligated to indemnify the Genfit Indemnitees under Section 11.2.
11.2Indemnification by Ipsen. Ipsen shall defend, indemnify, and hold Genfit and its Affiliates and their respective officers, directors, employees, and agents (the “Genfit Indemnitees”) harmless from and against any and all Losses to which any Genfit Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Ipsen or its Affiliates or Sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Genfit or its Affiliates) (including any Infringement Actions), (b) the breach of any of Ipsen’s obligations under this Agreement, including Ipsen’s representations, warranties, or covenants set forth herein and its covenants set forth in Section 10.6, or (c) the willful misconduct or negligent acts of any Ipsen Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Genfit Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Ipsen’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Genfit is obligated to indemnify the Ipsen Indemnitees under Section 11.1.
11.3Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in this Section 11.3, the provisions of Section 9.5 shall govern the defense of any Infringement Actions. Additionally, in the event that Genfit has elected to defend any such Infringement Action, then Ipsen shall not be obligated to indemnify Genfit for any Claims related to such Infringement Action; rather, the Parties shall share equal responsibility for any Losses resulting therefrom.
11.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.7 OR ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.
11.5Insurance. Each Party shall procure and maintain during the Term at their own expense, insurance policies, including comprehensive general public and after Regulatory Approval, product liability insurance, adequate to cover each Party’s obligations hereunder and consistent with industry standards. With respect to product liability insurance after Regulatory Approval, each Party will secure minimum limit of liability of [***] per occurrence and in the annual aggregate. The product liability insurance will have a territoriality in line with Each Party’s territory and will remain in force until [***] after this Agreement. Each Party will also maintain Clinical Trial insurance in compliance with all Applicable Law pertaining to the jurisdictions in which such Clinical Trials are conducted. These insurance policies shall be obtained from reputable and financially secure insurance carriers having a minimum “A.M. Best rating (or equivalent) of A- VIII”. Each Party shall provide the other Party a certificate of insurance evidencing such insurance coverage upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.
Article 12
CONFIDENTIALITY
12.1Confidentiality. Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof,
(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d)was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
12.2Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;
(b)such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, (including Genfit Partners) on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or
(c)such disclosure is reasonably necessary to comply with applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and
(d)solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a), 12.2(c) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3Publicity; Terms of Agreement.
(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b)The Parties agree to issue a joint press release in a form agreed by the Parties announcing the signature of this Agreement at or shortly after the Effective Date within the time-period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give the proposed text of such disclosure to the other Party reasonably in advance (but in any case no less than [***] prior to the disclosure) for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Ipsen Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, including the results of any Clinical Trial of Licensed Products, whether in the Ipsen Territory or the Genfit Territory; provided that such Party shall provide the proposed text of such disclosure to the other Party at least [***] in advance, and the other Party shall provide its comments thereto within such [***]. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(c)The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under applicable Laws a copy of this Agreement with Governmental Authorities, including, without limitation, the French Autorités des Marchés Financiers (the “AMF”) and U.S. Securities and Exchange Commission. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
12.4Technical Publication. Ipsen may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Compound or Licensed Products in the Field in the Ipsen Territory, provided that Genfit be granted an opportunity for prior review and comment in accordance with this Section 12.4. Ipsen shall provide Genfit a copy of the proposed publication at least [***] prior to its intended submission for publication. Genfit shall provide Ipsen with its comments in writing, if any, within [***] after receipt of such proposed publication. Ipsen shall consider in good faith any comments thereto provided by Genfit to the extent reasonable. Ipsen shall endeavor to remove any and all of Genfit’s Confidential Information from the proposed publication if requested by Genfit in order not to jeopardize the patentability of any results or data for the purpose of preparing and filing appropriate patent applications. In addition, Ipsen shall delay the submission for a period up to [***] in the event that Genfit can demonstrate reasonable need for such delay for the preparation and filing of a patent application. If Genfit fails to provide its comments to Ipsen within the specified time frame, Genfit shall be deemed to not have any comments, and Ipsen shall be free to publish in accordance with this Section 12.4. Ipsen shall provide Genfit a copy of the manuscript at the time of the submission. Ipsen agrees to acknowledge the contributions of Genfit and its employees in all publications in accordance with scientific practices. With respect to Genfit, Genfit shall not publish any results of studies carried out under this Agreement or otherwise pertaining to the Development of the Licensed Compound or Licensed Products in the Field in the Ipsen Territory without Ipsen’s express written consent. Genfit shall promptly collaborate with Ipsen with respect to any publication by Genfit Partner of any results of studies pertaining to the Development of the Licensed Compound or Licensed Products in the Genfit Territory to enable an aligned message globally.
12.5Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
Article 13
TERM AND TERMINATION
13.1Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term on a country-by-country basis. Upon the expiration (but not early termination) of this Agreement, on a country-by-country basis, the licenses granted hereunder by Genfit to Ipsen shall become fully paid-up, royalty free, irrevocable and for the duration of the corresponding licensed intellectual property right; provided that such licenses shall thereafter be granted on a non-exclusive basis.
13.2Termination by Ipsen.
(a)Ipsen may terminate this Agreement in its entirety or on a [***] basis, at its sole discretion, for convenience upon [***]-prior written notice to Genfit; provided, however, that Genfit may, in its discretion, upon prior written notice to Ipsen accelerate the effectiveness of such termination to the extent permitted by Law in the Ipsen Territory. For the avoidance of doubt, following the delivery of such written notice pursuant to this Section 13.2, Ipsen shall not be obligated to take any actions with respect to the Development of the Licensed Compound or a Licensed Product that would cause Genfit to be entitled to receive any Development Milestone payment under Section 8.3 that was not already due and payable prior to the delivery of such written notice.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(b)Ipsen may terminate this Agreement on a country-by-country basis and/or Licensed Product-by-Licensed Product basis, upon prior written notice to Genfit if a Regulatory Authority in a country has ordered Ipsen to stop all sales of a Licensed Product in such country due to a safety concern.
13.3Termination by Genfit. Genfit may terminate this Agreement upon written notice to Ipsen, if Ipsen ceases [***] (including through Sublicensees and contractors) for a period of [***], unless Development of Licensed Products was prevented throughout such period by a force majeure for which Ipsen provided notice pursuant to Section 15.2 prior to or at the start of such period and that persisted throughout such period despite Ipsen’s Commercially Reasonable Efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. [***]. Additionally, Genfit may terminate this Agreement in its entirety upon [***]-prior written notice to Ipsen, if Ipsen or its Affiliates or their respective Sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of:
•any Genfit Licensed Patents included in Exhibit A-1, as may be subsequently amended from time to time,
•any Genfit Licensed Patents included in Exhibit A-2 as of the Effective Date, or
•any Genfit Licensed Trademarks,
unless during such [***]-period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event a Sublicensee of Ipsen initiates such challenge, Genfit may not terminate this Agreement if (i) Ipsen successfully causes such Sublicensee to abort such challenge within such [***]-period, or (ii) Ipsen provides Genfit a written notice of its intent to terminate its sublicense with such Sublicensee within such [***]-period.
13.4Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] (or [***]); provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under Article 14. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. [***].
13.5Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts (accord de conciliation), or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

13.6Effect of Termination. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination), provided that, in the event such termination is limited to a specific country or Licensed Product, then the following shall only apply to such country or Licensed Product:
(a)Licenses.
(i)All licenses and other rights granted by Genfit to Ipsen under this Agreement shall terminate. In lieu of exercising the termination right under Section 13.4 (Termination by Ipsen for Breach), in the event of material breach by Genfit of its obligation under Section 4.2 [***], if such failure is not cured by Genfit within [***] of written notice by Ipsen, Ipsen shall have the right (but not the obligation) to [***]. In the event Ipsen decides to exercise such right, Genfit shall assign to Ipsen full rights and responsibilities as the Sponsor of the ELATIVE Part A Study and shall, as a full remedy and in settlement by Genfit of its breach, (i) make a payment of an amount of [***] to Ipsen and (ii) [***].
(ii)Genfit shall have a reversion of all rights previously licensed to Ipsen hereunder for which the relevant licenses have terminated and Genfit shall have the right by itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Ipsen Territory at Genfit’s discretion or for the terminated country if the Agreement is terminated only for a particular country, and subject to Section 13.6(c).
(b)Wind-Down. Ipsen will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has responsibility hereunder in which patient dosing has commenced or, (ii) unless if this Agreement is terminated by Ipsen pursuant to Sections 13.2(b), 13.4 or 13.5, at Genfit’s reasonable request, (A) transfer to Genfit of its designee such Clinical Trial to the extent permitted under applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such Clinical Trials and Genfit shall reimburse Ipsen its reasonable, out-of-pocket costs associated therewith. For clarity, except as provided for above, Ipsen may transfer to Genfit or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Ipsen will be responsible for any costs associated with such transfer or wind-down. Notwithstanding the foregoing, if this Agreement is terminated by Ipsen pursuant to Sections 13.4 or 13.5, then [***].
(c)Regulatory Materials; Data.
(i)Except if this Agreement is terminated by Ipsen pursuant to Sections 13.4 (i.e., termination by Ipsen due to Genfit’s breach) or 13.5 (i.e., termination due to bankruptcy), Ipsen shall (A) provide and assign to Genfit or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under applicable Law in the Ipsen Territory, (B) promptly provide to Genfit all Data (to the extent not already provided to Genfit), including pharmacovigilance data, generated by or on behalf of Ipsen, (C) grant to Genfit a worldwide license (subject to the following sub-section (ii)) under the Ipsen Licensed Know-How or Ipsen Licensed Patent Rights with respect, and to the extent they pertain, to the Licensed Product for which the Agreement is terminated, as such License Product existed at the time of termination, which shall be negotiated in good faith between the Parties at the time of termination of the Agreement and (D) promptly return or destroy, at Genfit’s election, all Confidential Information of Genfit.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

(ii)The worldwide license granted by Ipsen to Genfit under the preceding sub-section (i) shall be: (A) irrevocable, perpetual, fully-paid up and royalty-free in the event the Agreement is terminated by Genfit due to Ipsen’s breach pursuant to Sections 13.3 or 13.4 and (B) [***].
(d)Trademarks. Except if this Agreement is terminated by Ipsen pursuant to Sections 13.2(b), 13.4 or 13.5, upon Genfit’s written request, Ipsen shall grant to Genfit, effective as of the date of such request, an exclusive, transferable, fully paid-up, royalty free, sublicensable license to use Ipsen Product Marks in connection with the Commercialization of Licensed Products in the Ipsen Territory (and excluding, for clarity, any Ipsen Housemarks).
(e)Transition Assistance. Upon Genfit’s reasonable request, (i) Ipsen shall provide such assistance as may be reasonably necessary or useful for Genfit to continue the Development and Commercialization of Licensed Products in the Ipsen Territory, to the extent Ipsen or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Genfit, assigning (to the extent Ipsen has rights to assign) or using Commercially Reasonable Efforts to amend as appropriate any agreements or arrangements Ipsen or its Affiliate have with any Third Party for the Development, distribution, sale or otherwise Commercialization of Licensed Products; and (ii) Ipsen shall provide Genfit with copies of any promotional and marketing materials generated by or on behalf of Ipsen with respect to Licensed Products prior to the effective date of termination. If this Agreement is terminated by Ipsen pursuant to Sections 13.2(b), 13.4 or 13.5, Genfit shall bear all costs arising out of any of the transition assistance activities set forth in clause (i) or (ii) performed by Ipsen for a period of no more than [***] after termination (and in any case not to exceed a total of [***] of working time. If this Agreement is terminated by Ipsen pursuant to Section 13.2(a) or by Genfit pursuant to Sections 13.3, 13.4, 13.5 or 15.5, [***].
(f)Inventory. In the event that this Agreement is terminated in its entirety, Genfit shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Ipsen or its Affiliates as of the date of termination, at a price equal to the transfer price paid by Ipsen to Genfit for such inventory. Ipsen shall also have the right to continue to sell such inventory for up to [***] after the effective date of termination of this Agreement so long as Ipsen pays to Genfit the royalties that are applicable to such subsequent sales in the applicable country in accordance with the terms of this Agreement.
13.7Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Article 1 (Definitions, as applicable), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous), and Sections 2.5 (No Implied Licenses), 4.5 (Development Records), 8.7 (Payment Method; Foreign Exchange), 8.8 (Interest on Late Payments), 8.9 (Records; Audits), 8.10 (Taxes), 9.1 (Ownership; License Grants), 10.7 (No Other Representations or Warranties), 13.6 (Effects of Termination), 13.7 (Survival) and 13.8 (Termination Not Sole Remedy).
13.8Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Article 14
DISPUTE RESOLUTION
14.1Disputes; Internal Resolution. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.2(d), if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to a senior executive of each of Genfit (or one of its Affiliates) and Ipsen (the “Executive Officers”) for attempted resolution by good faith negotiations within [***] after a Party gives notice to the other Party that the dispute is referred to the Executive Officer. If the dispute is not resolved within such [***], then the dispute shall be resolved by arbitration in accordance with Section 14.2 and thereafter neither Party shall have any further obligation under this Section 14.1. Notwithstanding the foregoing, and without waiting for the expiration of any such two (2) months periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.
14.2Arbitration. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the [***] by a tribunal comprised of three arbitrators. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator.
(a)The seat, or legal place, of arbitration shall be [***]. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.
(b)Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.
(c)The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
14.3Governing Law. This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of France, without giving effect to any choice of law rules or principles.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

Article 15
MISCELLANEOUS
15.1Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement and the Investment Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, Covid-19 pandemic related disruptions and any epidemic, pandemic or worldwide spread of infectious disease similar to the COVID-19 pandemic (including, decisions from the national or local authorities imposing lock-downs, curfews, or travel restrictions), failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than six (6) months, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
15.3Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) [***] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
If to Genfit:

Genfit SA
Parc Eurasanté
885 avenue Eugène Avinée
59120 LOOS
France
Attn: [***]

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

If to Ipsen:

Ipsen Pharma SAS
65 Quai Georges Gorse
92100 Boulogne-Billancourt
France
Attn: [***]

15.4No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
15.5Assignment; Change of Control.
(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party.
(b)Notwithstanding Section 15.5(a), either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided that, however, if such assignee has an active program for developing, manufacturing or commercializing a Competing Product (a “Competing Program”), then, within [***] after the closing of such Change of Control transaction, such assignee shall either: (i) Divest the Competing Program (including all rights to the Competing Product) to a Third Party, or (ii) discontinue the Competing Program. In case of a Change of Control of Ipsen, if such assignee fails to either Divest or discontinue the Competing Program within such [***] period, Genfit shall have the right to terminate this Agreement without any obligation to Ipsen, by providing written notice thereof within [***] after the receipt of such notice from the Ipsen.
(c)Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of Sections 15.5(a) and 15.5(b) shall be null, void and of no legal effect.
15.6Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

Execution Version

15.8Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitral tribunal constituted in accordance with Section 14.2, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.9No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

Execution Version
In Witness Whereof, the Parties hereto have caused this Collaboration and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

Genfit SA By: ________________________________ Name: Pascal Prigent Title: CEO	Ipsen Pharma S.A.S By: __________________________________ Name: David Loew Title: CEO